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                                  May 1, 2000


TIAA Real Estate Account


P r o s p e c t u s


          |  A Variable Annuity Offered Through
          |  Individual, Group and Tax-Deffered
          |  Annuity Contracts




                                  [TIAA LOGO]
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About the Real Estate Account and TIAA

The TIAA Real Estate Account was established in February 1995 as a separate account of Teachers Insurance and Annuity Association of America (TIAA). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching. Its home office is at 730 Third Avenue, New York, NY 10017-3206 and its telephone number is (212) 490-9000. In addition to issuing variable annuities, whose returns depend upon the performance of certain specified investments, TIAA also offers traditional fixed annuities.

With its 50 years in the real estate business and interests in properties located across the U.S., TIAA is one of the nation's largest and most experienced investors in mortgages and real estate equity interests. As of December 31, 1999, TIAA's general account had a mortgage portfolio of $21.4 billion and a real property portfolio of $5.7 billion.

TIAA is the companion organization of the College Retirement Equities Fund
(CREF), the first company in the United States to issue a variable annuity. Together, TIAA and CREF form the principal retirement system for the nation's education and research communities and one of the largest pension systems in the U.S., based on assets under management. TIAA-CREF serves approximately 2.2 million people at over 9,500 institutions. As of December 31, 1999, TIAA's assets were approximately $110 billion; the combined assets for TIAA and CREF totalled approximately $288 billion.

The Real Estate Account offered by this prospectus is only being offered in those jurisdictions where it is legal to do so. No person may make any representation to you or give you any information about the offering that is not in the prospectus. If anyone provides you with information about the offering that is not in the prospectus, you shouldn't rely on it.
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TIAA Real Estate Account

A Tax-Deferred Variable Annuity Option

Offered By

Teachers Insurance and Annuity
Association of America (TIAA)

May 1, 2000

This prospectus tells you about the TIAA Real Estate Account, an investment option offered through individual and group variable annuity contracts issued by TIAA. Please read it carefully before investing and keep it for future reference.

The Real Estate Account invests primarily in real estate and real estate-related investments. TIAA, one of the largest and most experienced mortgage and real estate investors in the nation, manages the Account's assets.

The value of your investment in the Real Estate Account will go up or down depending on how the Account performs and you could lose money. The Account's performance depends mainly on the value of the Account's real estate and other real estate-related investments, and the income generated by those investments. The Account's returns could go down if, for example, real estate values or rental and occupancy rates decrease due to general economic conditions or a weak market for real estate generally. Property operating costs and government regulations, such as zoning or environmental laws, could also affect a property's profitability. TIAA does not guarantee the investment performance of the Account, and you bear the entire investment risk. For a detailed discussion of the specific risks of investing in the Account, see "Risks," page 8.

We take deductions daily from the Account's net assets for the Account's operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and for providing a liquidity guarantee. The current estimated annual expense deductions from Account's net assets total 0.565%.

The Real Estate Account is designed as an option for retirement and tax-deferred savings plans for employees of colleges, universities, and other educational and research institutions. TIAA offers the Real Estate Account under the following annuity contracts:
        - RA and GRAs (Retirement and Group Retirement Annuities)
        - SRAs (Supplemental Retirement Annuities)
        - GSRAs (Group Supplemental Retirement Annuities)
        - Classic and Roth IRAs (Individual Retirement Annuities)
        - GAs (Group Annuities)
        - Keoghs (subject to regulatory approval)

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy of the information in this prospectus. Any representation to the contrary is a criminal offense.

An investment in the Real Estate Account is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

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Table of Contents

3   The Account's Investment Objective and Strategy

4   About the Account's Investments--In General

6   General Investment and Operating Policies

8   Risks

12  Establishing and Managing the Account--
    The Role of TIAA

16  Description of Properties

23  Selected Financial Data

24  Management's Discussion and Analysis of Account's Financial Condition and
    Operating Results

27  Valuing the Account's Assets

30  Expense Deductions

32  The Contracts

35  How to Transfer and Withdraw Your Money

38  Receiving Annuity Income

44  Death Benefits

45  Taxes

48  General Matters

50  Distributor

50  State Regulation

50  Legal Matters

51  Experts

51  Additional Information

52  Financial Statements

F-1  Index to Financial Statements

A-1  Appendix A--Management of TIAA

B-1  Appendix B--Glossary

C-1  Appendix C--Description of Certain Properties

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The Account's Investment Objective and Strategy

Investment Objective: The Real Estate Account seeks favorable long term returns primarily through rental income and appreciation of real estate investments owned by the Account. The Account also will invest in publicly-traded securities and other investments that are easily converted to cash to make redemptions, purchase or improve properties or cover other expenses.

Investment Strategy: The Account seeks to invest between 70 percent to 95 percent of its assets directly in real estate or real estate-related investments. The Account's principal strategy is to purchase direct ownership interests in income-producing real estate, such as office, industrial, retail, and multi-family residential properties. The Account can also invest in other real estate or real estate-related investments, through joint ventures, real estate partnerships or real estate investment trusts (REITs). To a limited extent, the Account can also invest in conventional mortgage loans, participating mortgage loans, common or preferred stock of companies whose operations involve real estate (i.e., that primarily own or manage real estate), and collateralized mortgage obligations (CMOs).

The Account will invest the remaining portion of its assets in government and corporate debt securities, money market instruments and other cash equivalents, and, at times, stock of companies that don't primarily own or manage real estate. In some circumstances, the Account can increase the portion of its assets invested in debt securities or money market instruments. This could happen if the Account receives a large inflow of money in a short period of time, there is a lack of attractive real estate investments available on the market, or the Account anticipates a need to have more cash available.

The amount the Account invests in real estate and real estate-related investments at a given time will vary depending on market conditions and real estate prospects, among other factors. On December 31, 1999, the Account had
82.5 percent of its net assets invested in real estate and real estate-related investments (including REITs).

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About the Account's Investments--In General

Direct Investments in Real Estate

Direct Purchase: The Account will generally buy direct ownership interests in existing or newly constructed income-producing properties, including office, industrial, retail, and multi-family residential properties. The Account will invest mainly in established properties with existing rent and expense schedules or in newly-constructed properties with predictable cash flows or in which a seller agrees to provide certain minimum income levels. On occasion the Account might invest in real estate development projects.

Purchase-Leaseback Transactions: The Account can enter into purchase-leaseback transactions (leasebacks) in which it typically will buy land and income-producing improvements on the land (such as buildings), and simultaneously lease the land and improvements to a third party (the lessee). Leasebacks are generally for very long terms. Usually, the lessee is responsible for operating the property and paying all operating costs, including taxes and mortgage debt. The Account can also give the lessee an option to buy the land and improvements.

In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In those cases, the Account will often seek to share (or "participate") in any increase in property value from building improvements or in the lessee's revenues from the building above a base amount. The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements (e.g., first mortgages); in that case, the leaseback interest will be subject to greater risks.

Investments in Mortgages

General: The Account can originate or acquire interests in mortgage loans, generally on the same types of properties it might otherwise buy. These mortgage loans may pay fixed or variable interest rates or have "participating" features (as described below). Normally the Account's mortgage loans will be secured by properties that have income-producing potential. They usually will not be insured or guaranteed by the U.S. government, its agencies or anyone else. They usually will be non-recourse, which means they won't be the borrower's personal obligations. Most will be first mortgage loans on existing income-producing property, with first-priority liens on the property. These loans may be amortized, or may provide for interest-only payments, with a balloon payment at maturity.

Participating Mortgage Loans: The Account may make mortgage loans which permit the Account to share (have a "participation") in the income from or appreciation of the

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underlying property. These participations let the Account receive additional interest, usually calculated as a percentage of the revenues the borrower receives from operating, selling or refinancing the property. The Account may also have an option to buy an interest in the property securing the participating loan.

Managing Mortgage Loan Investments: TIAA can manage the Account's mortgage loans in a variety of ways, including:
-  renegotiating and restructuring the terms of a mortgage loan
-  extending the maturity of any mortgage loan made by the Account
-  consenting to a sale of the property subject to a mortgage loan
- financing the purchase of a property by making a new mortgage loan in connection with the sale
-  selling them, or portions of them, before maturity

Other Real Estate-Related Investments

Real Estate Investment Trusts: The Account may invest in real estate investment trusts (REITs), publicly-owned entities that lease, manage, acquire, hold mortgages on, and develop real estate. Normally the Account will buy the common or preferred stock of a REIT, although at times it may purchase REIT debt securities. REITs seek to optimize share value and increase cash flows by acquiring and developing new projects, upgrading existing properties or renegotiating existing arrangements to increase rental rates and occupancy levels. REITs must distribute 95% of their net earnings to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. The value of a particular REIT can be affected by such factors as its need for cash flow, the skill of its management team, and defaults by its lessees or borrowers.

Stock of Companies Involved in Real Estate Activities: The Account can invest in common or preferred stock of companies whose business involves real estate. These stocks may be listed on U.S. or foreign stock exchanges or traded over-the-counter in the U.S. or abroad.

Collateralized Mortgage Obligations: The Account can invest in collateralized mortgage obligations (CMOs) that are fully collateralized by a portfolio of mortgages or mortgage-related securities. CMO issuers distribute principal and interest payments on the mortgages to CMO holders according to the distribution schedules of each CMO. CMO interest rates can be fixed or variable. Some classes of CMOs may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular CMO may be different than for other mortgage-related securities. CMOs may also be harder to sell than other securities.

Non-Real Estate-Related Investments

The Account can also invest in:
-  U.S. government or government agency securities
- Corporate debt or asset-backed securities of U.S. or foreign entities, or debt securi-

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   ties of foreign governments or multi-national organizations, but only if they're investment-grade and rated in the top four categories by a nationally recognized rating organization (or, if not rated, deemed by TIAA to be of equal quality)
- Money market instruments and other cash equivalents. These will usually be high-quality short-term debt instruments, including U.S. government or government agency securities, commercial paper, certificates of deposit, bankers' acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities.
- Common or preferred stock of U.S. or foreign companies that aren't involved in real estate, to a limited extent

Foreign Real Estate and Other Foreign Investments

The Account may invest in foreign real estate or real estate-related investments. It might also invest in securities or other instruments of foreign government or private issuers. While the percentage will vary, we expect that foreign investments will be no more than 25 percent of the Account's portfolio. Depending on investment opportunities, the Account's foreign investments could at times be concentrated in one or two foreign countries. We will consider the special risks involved in foreign investing before investing in foreign real estate and won't invest unless our standards are met.

General Investment and Operating Policies

Standards for Real Estate Investments

General Criteria for Buying Real Estate or Making Mortgage Loans: Before the Account purchases real estate or makes a mortgage loan, TIAA will consider such factors as:
-  the location, condition, and use of the underlying property
-  its operating history, its future income-producing capacity
-  the quality, operating experience, and creditworthiness of the borrower.

TIAA will analyze the fair market value of the underlying real estate, taking into account the property's operating cash flow (based on the historical and projected levels of rental and occupancy rates, and expenses), as well as the general economic conditions in the area where the property is located.

Diversification: We haven't placed percentage limitations on the type and location of properties that the Account can buy. However, the Account seeks to diversify its investments by type of property and geographic location. How much the Account diversifies will depend upon whether suitable investments are available and how much the Account has available to invest.

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Special Criteria for Making Mortgage Loans: Ordinarily, the Account will only make a mortgage loan if the loan, when added to any existing debt, will not exceed 85 percent of the appraised value of the mortgaged property when the loan is made, unless the Account is compensated for taking additional risk.

Selling Real Estate Investments: The Account doesn't intend to buy and sell its real estate investments simply to make short-term profits. But the Account may sell investments if market conditions are favorable or to raise cash. The Account will reinvest any sale proceeds that it doesn't need to pay operating expenses or to meet redemption requests (e.g., cash withdrawals or transfers).

Other Real Estate-Related Policies

Appraisals: The Account will rely on TIAA's own analysis to appraise a property when it first buys it. After that, normally the Account's properties and participating mortgage loans will be appraised or valued once a year by an independent state-certified appraiser who is a member of a professional appraisal organization. While the Account usually won't receive an independent appraisal before it buys real estate, it will get an independent appraisal when it makes mortgage loans.

Borrowing: Usually, the Account won't borrow money to purchase real estate. However, to meet short-term cash needs, the Account may obtain a line of credit whose terms require that the Account secure a loan with one or more of its properties. On a limited basis, the Account may place a mortgage on an Account property held by one of its subsidiaries for tax planning or other purposes.

Joint Investments: The Account can hold property jointly through general or limited partnerships, joint ventures, leaseholds, tenancies-in-common, or other legal arrangements. However, the Account will not hold real property jointly with TIAA or its affiliates.

Discretion to Evict or Foreclose: TIAA may, in its discretion, evict defaulting tenants or foreclose on defaulting borrowers to maintain the value of an investment, when it decides that it's in the Account's best interests.

Property Management and Leasing Services: The Account usually will hire a local management company to perform the day-to-day management services for the Account's properties, including supervising any on-site personnel, negotiating maintenance and service contracts, and providing advice on major repairs and capital improvements. The local manager will also recommend changes in rent schedules and create marketing and advertising programs to attain and maintain good occupancy rates by responsible tenants. The Account may also hire leasing companies to perform or coordinate leasing and marketing services to fill any vacancies. The fees paid to the local management company, along with any leasing commissions and expenses, will reduce the Account's cash flow from a property.

Insurance: We will try to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account's real property and properties securing mortgage loans or subject to purchase-leaseback transactions.


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Other Policies

Liquid Assets: At times, a significant percentage of the Account may be invested in liquid assets (which may or may not be real estate-related) while we look for suitable real property investments. The Account can temporarily increase the percentage of its liquid assets under some circumstances, including the rapid inflow of participants' funds, lack of suitable real estate investments, or a need for greater liquidity.

Investment Company Act of 1940: We intend to operate the Account so that it will not have to register as an "investment company" under the Investment Company Act of 1940 (the 1940 Act). This will require monitoring the Account's portfolio so that it won't have more than 40 percent of total assets, other than U.S. government securities and cash items, in investment securities. As a result, the Account may be unable to make some potentially profitable investments.

Changing Operating Policies or Winding Down: TIAA can decide to change the operating policies of the Account or wind it down. If the Account is wound down, you may need to transfer your accumulations or annuity income to TIAA's traditional annuity or any CREF account available under your employer's plan. If you don't tell us where to transfer your accumulations or annuity income, we'll automatically transfer them to the CREF Money Market Account. You will be notified in advance if we decide to change a significant policy or wind down the Account.

Risks

The value of your investment in the Account will go up and down based on the value of the Account's assets and the income the assets generate. The Account's assets and income (particularly its real estate assets and rental income) can be affected by many factors, and you should consider the specific risks presented below before investing in the Account.

Risks of Real Estate Investing

General Risks of Owning Real Property: The Account will be subject to the risks inherent in owning real property, including:

- The Account's property values or rental and occupancy rates could go down due to general economic conditions, a weak market for real estate generally, changing supply and demand for certain types of properties, and natural disasters or man-made events.
- A property may be unable to attract and retain tenants, which means that rental income would decline.
- The Account could lose revenue if tenants don't pay rent, or if the Account is forced to terminate a lease for nonpayment. Any disputes with tenants could also involve costly litigation.

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-  A property's profitability could go down if operating costs, such as property taxes, utilities, maintenance and insurance costs, go up in relation to gross rental income, or the property needs unanticipated repairs and renovations.

General Risks of Selling Real Estate Investments:

Among the risks of selling real estate investments are:
- The sale price of an Account property might differ from its estimated or appraised value, leading to losses or reduced profits to the Account.
- Because of the nature of real estate, the Account might not be able to sell a property at a particular time for its full value, particularly in a poor market. This might make it difficult to raise cash quickly and also could lead to Account losses.
-  The Account may need to provide financing if no cash buyers are available.

Regulatory Risks: Government regulation, including zoning laws, property taxes, fiscal, environmental or other government policies, could operate or change in a way that hurts the Account and its properties. For example, regulations could raise the cost of owning and maintaining properties or make it harder to sell, rent, finance, or refinance properties due to the increased costs associated with regulatory compliance.

Environmental Risks: The Account may be liable for damage to the environment caused by hazardous substances used or found on its properties. Under various environmental regulations, the Account may also be liable, as a current or previous property owner or mortgagee, for the cost of removing or cleaning-up hazardous substances found on a property, even if it didn't know of and wasn't responsible for the hazardous substances. If any hazardous substances are present or the Account doesn't properly clean up any hazardous substances, or if the Account fails to comply with regulations requiring it to actively monitor the business activities on its premises, the Account may have difficulty selling or renting a property or be liable for monetary penalties. The cost of any required clean-up and the Account's potential liability for environmental damage to a single real estate investment could exceed the value of the Account's investment in a property, the property's value, or in an extreme case, a significant portion of the Account's assets.

Casualty Losses: Certain catastrophic losses (e.g., from earthquakes, wars, nuclear accidents, floods, or environmental or industrial hazards or accidents) are uninsurable or so expensive to insure against that it doesn't make sense to buy insurance for them. If a disaster that we haven't insured against occurs, the Account could lose both its original investment and any future profits from the property affected. In addition, some leases may permit a tenant to terminate its obligations in certain situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant's space is vacant.

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Risks of Developing Real Estate or Buying Recently-Constructed Properties:  If
the Account chooses to develop a property or buys a recently-constructed property, it may face the following risks:
- If developing real estate, there may be delays or unexpected increases in the cost of property development and construction due to strikes, bad weather, material shortages, increases in material and labor costs, or other events.
- Because external factors may have changed from when the project was originally conceived (e.g., slower growth in local economy, higher interest rates, or overbuilding in the area), the property, if purchased when unleased, may not operate at the income and expense levels first projected or may not be developed in the way originally planned.
- The seller or other party may not be able to carry out any agreement to provide certain minimum levels of income, or that agreement could expire, which could reduce operating income and lower returns.

Risks of Joint Ownership: Investing in joint venture partnerships or other forms of joint property ownership may involve special risks.
- The co-venturer may have interests or goals inconsistent with those of the Account.
- If a co-venturer doesn't follow the Account's instructions or adhere to the Account's policies, the jointly-owned properties, and consequently the Account, might be exposed to greater liabilities than expected.
- A co-venturer can make it harder for the Account to transfer its property interest, particularly if the co-venturer has the right to decide whether and when to sell the property.
-  The co-venturer may become insolvent or bankrupt.

Risks with Purchase-Leaseback Transactions:

The major risk of purchase-leaseback transactions is that the third party lessee will not be able to make required payments to the Account. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.

Appraisal Risks

Real estate appraisals are only estimates of property values based on a professional's opinion and may not be accurate predictors of the amount the Account would actually receive if it sold a property. If an appraisal is too high, the Account's value could go down upon reappraisal or if the property is sold for a lower price than the appraisal. If appraisals are too low, those who redeem prior to an adjustment to the valuation or a property sale will have received less than the true value of the Account's assets.

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Risks of Mortgage Loan Investments

General Risks of Mortgage Loans. The Account will be subject to the risks inherent in making mortgage loans, including:
- The borrower may default, requiring that the Account foreclose on the underlying property to protect the value of its mortgage loan. Since its mortgage loans are usually non-recourse, the Account must rely solely on the value of a property for its security. The larger the mortgage loan compared to the value of the property securing it, the greater the loan's risk. Upon default, the Account may not be able to sell the property for its estimated or appraised value. Also, certain liens on the property, such as mechanic's or tax liens, may have priority over the Account's security interest.
- The borrower may not be able to make a lump sum principal payment due under a mortgage loan at the end of the loan term, unless it can refinance the mortgage loan with another lender.
- If interest rates are volatile during the loan period, the Account's variable-rate mortgage loans could have lower yields.

Prepayment Risks. The Account's mortgage loan investments will usually be subject to the risk that the borrower repays the loan early. Prepayments can change the Account's return because we may be unable to reinvest the proceeds at as high an interest rate as the original mortgage loan rate.

Interest Limitations. The interest rate we charge on mortgage loans may inadvertently violate state usury laws that limit rates, if, for example, state law changes during the loan term. If this happens, we could incur penalties or may not be able to enforce payment of the loan.

Risks of Participations. Participating mortgages are subject to the following additional risks:
- The participation element might generate insufficient returns to make up for the higher interest rate the loan would have obtained without the participation feature.
- In very limited circumstances, a court could possibly characterize the Account's participation interest as a partnership or joint venture with the borrower and the Account could lose the priority of its security interest, or be liable for the borrower's debts.

Risks of REIT Investments

REITs are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying property owned by the trust, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities, they may be exposed to market risk--price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates.

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Risks of Liquid Investments

The Account's investments in securities and other liquid investments may be subject to:
- financial risk--for debt securities, the possibility that the issuer won't be able to pay principal and interest when due, and for common or preferred stock, the possibility that the issuer's current earnings will fall or that its overall financial soundness will decline, reducing the security's value.
- market risk--price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates.
- interest rate volatility, which may affect current income from an investment.

Risks of Foreign Investments

Foreign investments present the following special risks:
- Foreign real estate markets may have different liquidity and volatility attributes than U.S. markets.
- The value of foreign investments or rental income can go up or down from changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments, and foreign regulations.
- The Account may (but is not required to) seek to hedge its exposure to changes in currency rates, which could involve extra costs. Hedging might not be successful.
- It may be more difficult to obtain and collect a judgment on foreign investments than on domestic ones.

Risk of Unspecified Investments

You won't have the opportunity to evaluate the economic merit of a property purchase before the Account completes the purchase, so you will need to rely solely on TIAA's judgment and ability to select investments consistent with the Account's investment objective and policies.

Establishing and Managing the Account--The Role of TIAA

Establishing the Account

TIAA's Board of Trustees established the Real Estate Account as a separate account of TIAA under New York law on February 22, 1995. The Account is regulated by the State of New York Insurance Department (NYID) and the insurance departments of some other jurisdictions in which the annuity contracts are offered. Although TIAA owns the assets of the Real Estate Account, and the Account's obligations are obligations of TIAA, the Account's income, investment gains, and investment losses are credited to

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or charged against the assets of the Account without regard to TIAA's other income, gains, or losses. Under New York insurance law, we can't charge the Account with liabilities incurred by any other TIAA business activities or any other TIAA separate account.

Managing the Account

TIAA employees, under the direction and control of TIAA's Board of Trustees and its Investment Committee, manage the investment of the Account's assets, following investment management procedures TIAA adopted for the Account. TIAA's investment management responsibilities include:
- identifying, recommending and purchasing appropriate real estate-related and other investments
- providing all portfolio accounting, custodial, and related services for the Account
- arranging for others to provide certain advisory or other management services to the Account's joint ventures or other investments

TIAA provides all services to the Account at cost. For more about the charge for investment management services, see "Expense Deductions" page 30.

You don't have the right to vote for TIAA Trustees directly. See "Voting Rights" page 48. For information about the Trustees and principal executive officers of TIAA, see Appendix A to this prospectus.

TIAA's ERISA Fiduciary Status. To the extent that assets of a plan subject to ERISA are allocated to the Account, TIAA will be acting as an "investment manager" and a fiduciary under ERISA with respect to those assets.

Liquidity Guarantee

TIAA provides the Account with a liquidity guarantee--TIAA ensures that the Account has funds available to meet participant transfer or cash withdrawal requests. If the Account can't fund participant requests from the Account, TIAA's general account will fund them by purchasing Account accumulation units (liquidity units). TIAA guarantees that you can redeem your accumulation units at their then current daily net asset value. Of course, you can make a cash withdrawal only if allowed by the terms of your plan. The Account pays TIAA for the liquidity guarantee through a daily deduction from net assets. See "Expense Deductions," page 30.

An independent fiduciary (described below) monitors the Account to ensure that TIAA does not own too much of the Account and may require TIAA to redeem some of its liquidity units, particularly when the Account has uninvested cash or liquid investments available. The independent fiduciary may also propose properties for the Account to sell so that TIAA can redeem liquidity units. TIAA does not currently own liquidity units.

Conflicts of Interest

TIAA does not accept acquisition or placement fees for the services it provides to the Account. However, TIAA employees who manage the Account's investments may also manage TIAA's general account investments. It may therefore at times face various conflicts of interest

For example, TIAA's general account may sometimes compete with the Real Estate Account in the purchase or sale of investments. A special TIAA Allocation Committee will seek to resolve any conflict by determining which account has cash available to make the purchase, the effect the purchase or sale will have on the diversification of each account's portfolio, the estimated future cash flow of the portfolios with regard to both purchases or sales, and other relevant legal or investment policy factors. If this analysis does not clearly determine which account should participate in a transaction, a rotation system will be used.

Conflicts could also arise because some properties in TIAA's general account may compete for tenants with the Account's properties. We will seek to resolve this conflict by determining the tenant's preference between the two properties, how much the tenant is willing to pay for rent, and which property can best afford to pay any required costs associated with such leasing.

Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA's management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to both the general account and the Real Estate Account and to avoid conflicts of interest.

Indemnification

The Account has agreed to indemnify TIAA and its affiliates, including its officers and directors, against certain liabilities, including liabilities under the Securities Act of 1933. The Account may make such indemnification out of its assets.

Role of the Independent Fiduciary

Because TIAA's ability to purchase and sell liquidity units raises certain technical issues under ERISA, TIAA applied for and received a prohibited transaction exemption from the U.S. Department of Labor (PTE 96-76). In connection with the exemption, TIAA has appointed an "independent fiduciary" for the Real Estate Account, with overall responsibility for reviewing Account transactions to determine whether they are fair and in the Account's best interest.

The Townsend Group, an institutional real estate consulting firm whose principal offices are located in Cleveland, Ohio, recently has been engaged to serve as the Account's independent fiduciary, replacing Institutional Property Consultants, Inc. The independent fiduciary's responsibilities include:
- reviewing and approving the Account's investment guidelines and monitoring whether the Account's investments comply with those guidelines
-  reviewing and approving valuation procedures

- approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels, or that are made within three months of the annual independent appraisal
-  reviewing and approving how we value accumulation and annuity units
-  approving the appointment of all independent appraisers
- reviewing the purchase and sale of units by TIAA to ensure that we use the correct unit values
- requiring appraisals besides those normally conducted, if the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is necessary to assure the Account has correctly valued a property

The independent fiduciary also must monitor TIAA's ownership in the Account and supervise any winding down of the Account's operations. Its responsibilities include:
- calculating the percentage of total accumulation units that TIAA's ownership shouldn't exceed (the trigger point) and creating a method for changing the trigger point
- approving any adjustment of TIAA's interest in the Account and requiring an adjustment if TIAA's investment reaches the trigger point
- participating in any program to reduce TIAA's ownership in the Account or to facilitate winding down the Account, including selecting properties for sale, providing sales guidelines, and approving those sales that, in the independent fiduciary's opinion, are desirable

A special subcommittee of the Investment Committee of TIAA's Board of Trustees appointed The Townsend Group as the independent fiduciary starting March 1, 2000, for a three-year term. This subcommittee may renew the independent fiduciary appointment, remove the independent fiduciary, or appoint its successor. The independent fiduciary can be removed for cause by the vote of a majority of subcommittee members or it can resign after at least 180 days' written notice. The independent fiduciary will not be reappointed unless more than 60 percent of the subcommittee members approve.

TIAA pays the independent fiduciary directly. The investment management charge paid to TIAA includes TIAA's costs for retaining the independent fiduciary. The independent fiduciary will receive less than 5 percent of its annual income (including payment for its services to the Account) from TIAA.

When you decide as a participant or plan fiduciary to invest in the Account, after TIAA has provided you with full and fair disclosure including the disclosure in this prospectus, you are also acknowledging that you approve and accept The Townsend Group or any successor to serve as the Account's independent fiduciary.

Description of Properties

The Properties--In General

As of December 31, 1999, the Account had 54 properties in its real estate portfolio. The following charts break down the Account's real estate assets by region and property type.

[Start Pie Chart]

West--30.8%
East--39.0%
Midwest--18.5%
South--11.7%

[End Pie Chart]

[Start Pie Chart

Office--50.1%
Residential--27.7%
Industrial--18.7%
Retail--3.5%

[End Pie Chart]

In the table below you will find general information about each of the Account's portfolio properties as of December 31, 1999.


                                                                                                Annual Avg.
                                                                           Rentable              Base Rent
                                                     Year      Year          Area     Percent   Per Leased       Market
Property                        Location             Built   Purchased    (sq. ft.)    Leased   Sq. Ft.(1)      Value(2)
--------                        --------             -----   ---------    ---------   -------   -----------     --------
OFFICE PROPERTIES
780 Third Avenue                New York, NY         1984       1999       487,501       90%     $ 40.44    $162,500,000
88 Kearny Street                San Francisco, CA    1986       1999       228,464       95%     $ 28.37    $ 72,400,000
Parkview Plaza(3)               Oakbrook, IL         1990       1997       266,020       99%     $ 19.44    $ 52,436,321
Columbia Centre III             Rosemont, IL         1989       1997       238,696       99%     $ 23.20    $ 42,100,000
Biltmore Commerce Center        Phoenix, AZ          1985       1999       262,875       98%     $ 15.91    $ 38,500,000
One Monument Place              Fairfax, VA          1990       1999       217,990       99%     $ 19.30    $ 36,100,000
Columbus Office Portfolio                                                                                   $ 33,701,672
 Metro South Building           Dublin, OH           1997       1999        90,726       91%     $ 11.47              --
 BISYS Fund Services Building   Eaton, OH            1995       1999       155,964      100%     $ 11.29              --
 Vision Service Plan Building   Eaton, OH            1997       1999        50,000      100%     $ 11.88              --
10 Waterview Boulevard          Parsippany, NJ       1984       1999       209,553       92%     $ 23.75    $ 31,200,000
Fairgate at Ballston(3)         Arlington, VA        1988       1997       143,457       94%     $ 27.63    $ 30,800,000
Longview Executive Park(3)      Hunt Valley, MD      1988       1997       258,999      100%     $ 10.77    $ 28,400,000
Sawgrass Portfolio              Sunrise, FL          1998       1999       159,647      100%     $ 14.05    $ 25,000,000
Two Newton Place(3)             Newton, MA           1987       1997       108,819      100%     $ 24.03    $ 20,300,000
Five Centerpointe(3)            Lake Oswego, OR      1988       1997       113,910       98%     $ 20.99    $ 18,000,948
371 Hoes Lane                   Piscataway, NJ       1986       1997       139,670      100%     $ 17.02    $ 16,800,000
Corporate Center at Sawgrass    Sunrise, FL          1997       1997        91,119      100%     $ 15.01    $ 14,200,000
Southbank Building              Phoenix, AZ          1995       1996       122,535      100%     $  9.36    $ 13,000,000
Northmark Business Center(3)    Blue Ash, OH         1985       1997       108,341      100%     $ 12.09    $ 13,000,000
USF&G Building(3)               Salt Lake City, UT   1988       1997        67,081       87%     $ 16.99    $  8,722,167
                                                                         ---------                          ------------
SUBTOTAL--OFFICE PROPERTIES                                              3,521,367                          $657,161,108
------------------------------------------------------------------------------------------------------------------------

                                                                                    Rentable              Base Rent
                                                       Year              Year         Area     Percent    per Leased      Market
Property                         Location              Built         Purchased     (sq. ft.)    Leased    Sq. Ft.(1)     Value(2)
--------                         --------              -----         ---------     ---------   --------   ----------     -------
INDUSTRIAL PROPERTIES
IDI California Portfolio                                                                                              $ 36,500,000
 Timberland Building             Ontario, CA           1998             1998        414,435      100%      $  3.52              --
 Park Mira Loma West             Mira Loma, CA         1998             1998        557,500      100%      $  3.18              --
Saks Distribution Facility       Aberdeen, MD          1997             1997        470,707      100%      $  4.98    $ 30,325,000
Park West Int'l Industrial Pk                                                                                         $ 25,400,000
 Building C                      Hebron, KY            1998             1998        520,000      100%      $  2.85              --
 Buidling D                      Hebron, KY            1998             1998        184,800      100%      $  3.26              --
Ontario Portfolio                                                                                                     $ 24,650,000
 5200 Airport Drive              Ontario, CA           1997             1998        404,500      100%      $  3.48              --
 1200 S. Etiwanda Ave.           Ontario, CA           1998             1998        223,170      100%      $  3.16              --
Konica Photo Imaging
Headquarters                     Mahwah, NJ            1999             1999        168,000      100%        NA       $ 17,051,474
Glen Pointe Business Park                                                                                             $ 16,100,000
 Building V                      Chicago, IL           1997             1998        117,600      100%      $  5.89              --
 Building VII                    Chicago, IL           1997             1998         92,543      100%      $  7.24              --
Interstate Acres                 Urbandale, IA         1981-88          1997        440,000       97%      $  3.12    $ 14,100,000
Eastgate Distribution Center     San Diego, CA         1996             1997        200,000      100%      $  5.51    $ 13,300,000
Arapahoe Park E.                 Boulder, CO           1979-82          1996        129,425      100%      $  9.22    $ 11,850,000
UPS Distribution Facility        Fernley, NV           1998             1998        256,000      100%      $  3.54    $ 11,000,000
Rockrun Business Park            Chicago, IL           1998             1998        258,000      100%      $  2.92    $  9,350,000
FedEx Distribution Facility      Crofton, MD           1998             1998        111,191      100%      $  6.39    $  7,800,000
Woodcreek Business Park          Chicago, IL           1995             1998        149,907      100%      $  4.11    $  6,976,343
Westinghouse                     Coral Springs, FL     1997             1997         75,630      100%      $  5.47    $  6,200,000
Interstate Crossing              Eagan, MN             1995             1996        131,380      100%      $  5.05    $  6,400,000
Butterfield Industrial Park      El Paso, TX           1980-81          1995        183,510      100%      $  2.89    $  4,850,000
River Road Distribution Center   Fridley, MN           1995             1995        100,456      100%      $  3.44    $  4,300,000
                                                                                  ---------                           ------------
Subtotal--Industrial Properties                                                   5,188,754                           $246,152,817
RETAIL PROPERTIES
Rolling Meadows                  Rolling Meadows, IL   1957(4)          1997        130,910       91%      $ 10.19    $ 12,110,000
River Oaks                       Woodbridge, VA        1995             1996         90,885       91%      $ 14.41    $ 12,100,000
Lynnwood Collection              Raleigh, NC           1988             1996         86,362       98%      $  8.66    $  7,700,000
Millbrook Collection             Raleigh, NC           1988             1996        102,221       93%      $  7.99    $  7,100,000
Plantation Grove                 Ocoee, FL             1995             1995         73,655      100%      $ 10.40    $  7,350,000
                                                                                  ---------                           ------------
Subtotal--Retail Properties                                                         484,033                           $ 46,360,000
                                                                                  ---------                           ------------
Subtotal--Commercial Properties                                                   9,194,154                           $949,673,925
----------------------------------------------------------------------------------------------------------------------------------

                                                                                                Annual Avg.
                                                                           Rentable              Base Rent
                                                     Year      Year          Area     Percent   per Leased        Market
Property                      Location               Built   Purchased    (sq. ft.)    Leased   Sq. Ft.(1)       Value(2)
--------                      --------               -----   ---------    ---------   -------   ----------       --------
RESIDENTIAL PROPERTIES(5)
The Colorado                  New York, NY           1987       1999         NA        98%          NA      $   56,547,289
Larkspur Courts Apartments    Larkspur, CA           1991       1999         NA        99%          NA      $   55,300,000
Bay Court at Harbour Pointe   Mulkiteo, WA           1991       1998         NA        96%          NA      $   34,800,000
Lodge at Willow Creek         Douglas County, CO     1997       1997         NA        93%          NA      $   30,000,000
The Legends at Chase Oaks     Plano, TX              1997       1998         NA        96%          NA      $   27,800,000
Golfview Apartments           Lake Mary, FL          1998       1998         NA        92%          NA      $   27,510,000
Lincoln Woods                 Lafayette Hill, PA     1991       1997         NA        99%          NA      $   22,952,310
Monte Vista                   Littleton, CO          1995       1996         NA        94%          NA      $   20,500,000
Indian Creek Apartments       Farmington Hills, MI   1988       1998         NA        95%          NA      $   17,108,785
Royal St. George              W. Palm Beach, FL      1995       1996         NA        95%          NA      $   16,500,000
Westcreek                     Westlake Village, CA   1988       1997         NA        98%          NA      $   15,511,245
Bent Tree Apartments          Columbus, OH           1987       1998         NA        99%          NA      $   14,500,000
The Greens at Metrowest       Orlando, FL            1990       1995         NA        92%          NA      $   14,100,000
The Crest at Shadow Mt.       El Paso, TX            1992       1997         NA        95%          NA      $    9,700,000
                                                                         ---------                          --------------
Subtotal--Residential Properties                                             NA                             $  362,829,629
                                                                         ---------                          --------------
Total--All Properties                                                    9,194,154                          $1,312,503,554
--------------------------------------------------------------------------------------------------------------------------

(1) Based on total rent (excluding tenant payments for real estate taxes and operating expenses) on leases existing at December 31, 1999. For those properties purchased in 1999, the number was derived by annualizing the rents charged by the Account since acquiring the property.
(2) Market value reflects the value determined in accordance with the procedures described in the Account's prospectus.
(3) Purchased through Light Street Partners, L.P. (now 100% owned by the
    Account).
(4) Renovated in 1991 and 1995.
(5) For the average unit size and annual average rent per unit for each residential property, see "Residential Properties" below.

Commercial (Non-Residential)
Properties

In General. At December 31, 1999, the Account held 40 commercial (non-residential) properties in its portfolio. None of these properties is subject to a mortgage, and although the terms vary under each lease, certain expenses, such as real estate taxes and other operating expenses, are paid or reimbursed by the tenants.

At December 31, 1999, the Account's office property portfolio consisted of 18 office properties located in metropolitan areas throughout the United States. The office properties together are approximately 96 percent leased with 360 leases.

At December 31, 1999, the Account's industrial property portfolio consisted of 17 properties used primarily for warehousing, distribution, or light manufacturing activities. The Account's industrial properties together are 98.5 percent leased with 66 leases.

At December 31, 1999, the Account's retail property portfolio consisted of 5 neighborhood shopping centers, each of which is anchored by a supermarket tenant. These retail properties together are approximately 93.4 percent leased with 78 leases.

Major Tenants: The following table lists the Account's major commercial tenants based on the total space they occupy in the Account's properties.

                                                    Percentage of Total Rentable
                                       Occupied          Area of Account's
             Major Tenant            Square Feet      Non-Residential Properties    Property Type
-----------------------------------------------------------------------------------------------------
 The GAP                               520,000                5.7%                   Industrial
 Saks & Company                        470,000                5.1%                   Industrial
 Meiko-America                         463,235                5.0%                   Industrial
 Timberland                            414,435                4.5%                   Industrial
 New Breed Transfer Company            404,500                4.4%                   Industrial
 Petco                                 258,000                2.8%                   Industrial
 UPS                                   256,000                2.8%                   Industrial
 Louisville Bedding Company            223,170                2.4%                   Industrial
 VanKampen American Capital            208,821                2.3%                     Office
 PHH Vehicle Management Services       199,563                2.2%                     Office
-----------------------------------------------------------------------------------------------------

Lease Expirations: The following charts provide lease expiration information for the Account's commercial properties, categorized by property type. While many of the leases contain renewal options with varying terms, these charts assume that none of the tenants exercise their renewal options.

OFFICE PROPERTIES

                                             Rentable Area
                              Number of        Subject to         Percent of Total Rentable Area of
                                Leases      Expiring Leases     Account's Non-Residential Properties
 Year of Lease Expiration      Expiring         (sq. ft.)           Represented by Expiring Leases
----------------------------------------------------------------------------------------------------
 2000                              47             357,148                      10.14%
 2001                              67             440,670                      12.51%
 2002                              64             558,166                      15.85%
 2003                              62             659,643                      18.73%
 2004                              44             316,570                       8.99%
 2005 and thereafter               76           1,034,093                      29.37%
----------------------------------------------------------------------------------------------------
 Total                            360           3,366,290                      95.59%
----------------------------------------------------------------------------------------------------

Industrial Properties

                                             Rentable Area
                              Number of        Subject to         Percent of Total Rentable Area of
                                Leases      Expiring Leases     Account's Non-Residential Properties
 Year of Lease Expiration      Expiring         (sq. ft.)           Represented by Expiring Leases
----------------------------------------------------------------------------------------------------
 2000                              12             256,246                         4.94%
 2001                               8             205,199                         3.95%
 2002                               4             100,560                         1.94%
 2003                              16           1,366,854                        26.34%
 2004                               3              35,456                         0.68%
 2005 and thereafter               23           3,144,921                        60.61%
----------------------------------------------------------------------------------------------------
 Total                             66           5,109,236                        98.47%
----------------------------------------------------------------------------------------------------

Retail Properties

                                             Rentable Area
                              Number of        Subject to         Percent of Total Rentable Area of
                                Leases      Expiring Leases     Account's Non-Residential Properties
 Year of Lease Expiration      Expiring         (sq. ft.)           Represented by Expiring Leases
----------------------------------------------------------------------------------------------------
 2000                             18             38,035                          7.86%
 2001                             27             61,037                         12.61%
 2002                              7             20,151                          4.16%
 2003                              6              8,832                          1.82%
 2004                              8             10,693                          2.21%
 2005 and thereafter              12            313,560                         64.78%
----------------------------------------------------------------------------------------------------
 Total                            78            452,308                         93.44%
----------------------------------------------------------------------------------------------------

Residential Properties

The Account's residential property portfolio currently consists of 13 first class or luxury multi-family garden apartment complexes and one high rise apartment building. None of the properties in the portfolio is subject to a mortgage. The complexes generally contain one- to three-bedroom apartment units, with a range of amenities, such as patios or balconies, washers and dryers, and central air conditioning. Many of these apartment communities have use of on-site fitness facilities, including some with swimming pools. Rents on each of the properties tend to be comparable with competitive communities and are not subject to rent regulation. The Account is responsible for the expenses of operating the properties.

In the table below you will find more detailed information regarding the apartment complexes in the Account's portfolio as of December 31, 1999.

                                                                          Average        Avg. Rent
                                                           Number        Unit Size       Per Unit/      Percent
              Property                  Location          of Units     (Square Feet)     Per Month      Leased
---------------------------------------------------------------------------------------------------------------
 The Colorado                    New York, NY                256             631           $1,338           98%
 Larkspur Courts Apartments      Larkspur, CA                248            1001           $1,935           99%
 Bay Court at Harbour Pointe     Mulkiteo, WA                420             970           $  765           96%
 The Legends at Chase Oaks       Plano, TX                   346             972           $  904           93%
 Lodge at Willow Creek           Douglas County, CO          316            1001           $1,035           96%
 Golfview Apartments             Lake Mary, FL               276            1089           $  950           92%
 Lincoln Woods                   Lafayette Hill, PA          216             773           $1,083           99%
 Monte Vista                     Littleton, CO               219             888           $  902           94%
 Indian Creek Apartments         Farmington Hills, MI        196            1139           $  984           99%
 Royal St. George                West Palm Beach, FL         224             870           $  849           95%
 Westcreek                       Westlake Village, CA        126             948           $1,194           98%
 Bent Tree Apartments            Columbus, OH                256             928           $  605           99%
 The Greens at Metrowest         Orlando, FL                 200             920           $  799           92%
 The Crest at Shadow Mt.         El Paso, TX                 232             837           $  649           95%
---------------------------------------------------------------------------------------------------------------


Recent Property Purchases and Sales

On April 4, 2000, the Account purchased Satellite Distribution Center, three warehouse/distribution buildings located in Atlanta, Georgia, for a purchase price of approximately $19,350,000. The properties are not subject to a mortgage. 1600 Distribution Drive, built in 1997, contains 265,200 square feet of rentable area and is situated on 16.2 acres of land with 176 parking spaces. The building is 100% leased to three tenants, with rents averaging $3.33 per square foot. 1620 Satellite Boulevard, built in 1999, contains 115,520 square feet of rentable area and is situated on 9.1 acres of land with 106 parking spaces. The building is 75% leased to two tenants, with rents averaging $4.22 per square foot. 1600 Satellite Boulevard, built in 1999, contains 114,720 square feet of rentable area and is situated on 9.1 acres of land with 105 parking spaces. The building is 100% leased to two tenants, with rents averaging $3.61 per square foot. All of the expenses for operating each property are either borne or reimbursed by the tenants.

For a discussion of the Account's real estate holdings and recent acquisitions in the context of the Account's performance as a whole, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" below. Real estate investments made by the Account after the date of this prospectus will be described in supplements to the prospectus, as appropriate. (Note that the Account made a number of property purchases in 1999 that were not described in supplements to its prospectus. These properties are briefly described in Appendix C to this prospectus).

Selected Financial Data

The following selected financial data should be considered together with the Account's financial statements and related notes, which are presented later in this prospectus.

                                                                                                             July 3, 1995
                                                                                                             (commencement
                                                        Year Ended December 31,                            of operations) to
                              ---------------------------------------------------------------------------    December 31,
                                      1999                1998               1997              1996              1995
----------------------------------------------------------------------------------------------------------------------------
Investment income:
 Real estate income, net:
  Rental income               $  132,316,878      $   81,009,203      $ 44,342,342      $ 10,951,183      $    165,762
                              --------------      --------------      ------------      ------------      ------------
  Real estate property level
  expenses and taxes:
   Operating expenses             27,334,060          17,339,706         9,024,240         2,116,334            29,173
   Real estate taxes              15,892,736           9,103,637         4,472,311         1,254,163            14,659
                              --------------      --------------      ------------      ------------      ------------
    Total real estate
    property level
    expenses and taxes            43,226,796          26,443,343        13,496,551         3,370,497            43,832
                              --------------      --------------      ------------      ------------      ------------
    Real estate income, net       89,090,082          54,565,860        30,845,791         7,580,686           121,930
 Dividends and interest           24,932,733          23,943,728        16,486,279         6,027,486         2,828,900
                              --------------      --------------      ------------      ------------      ------------
   Total investment income    $  114,022,815      $   78,509,588      $ 47,332,070      $ 13,608,172      $  2,950,830
                              ==============      ==============      ============      ============      ============
Net realized and unrealized
gain on investments           $    9,834,743      $    7,864,659      $ 18,147,053      $  3,330,539      $     35,603
                              ==============      ==============      ============      ============      ============
Net increase in net assets
resulting from operations     $  115,943,767      $   76,611,662      $ 60,071,400      $ 15,782,915      $  2,676,000
                              ==============      ==============      ============      ============      ============
Net increase in net assets
resulting from participant
transactions                  $  383,171,774      $  333,936,510      $356,052,262      $233,653,793      $117,582,345
                              ==============      ==============      ============      ============      ============
Net increase in net assets    $  499,115,541      $  410,548,172      $416,123,662      $249,436,708      $120,258,345
                              ==============      ==============      ============      ============      ============
                                                                       December 31,
                              ----------------------------------------------------------------------------------------------
                                       1999                1998              1997              1996              1995
----------------------------------------------------------------------------------------------------------------------------
Total assets                  $1,719,457,715      $1,229,603,431      $815,760,825      $426,372,007      $143,177,421
                              ==============      ==============      ============      ============      ============
Total liabilities and
minority interest             $   23,975,287      $   33,236,544      $ 29,942,110      $ 56,676,954      $ 22,919,076
                              ==============      ==============      ============      ============      ============
Total net assets              $1,695,482,428      $1,196,366,887      $785,818,715      $369,695,053      $120,258,345
                              ==============      ==============      ============      ============      ============
Accumulation units
outstanding                       11,487,360           8,833,911         6,313,015         3,295,786         1,172,498
                              ==============      ==============      ============      ============      ============
Accumulation unit value       $       142.97      $       132.17      $     122.30      $     111.11      $     102.57
                              ==============      ==============      ============      ============      ============
----------------------------------------------------------------------------------------------------------------------------

Management's Discussion and Analysis of Account's Financial Condition and Operating Results

The Real Estate Account continues to grow and passed the $1.6 billion mark in net assets during 1999. Through December 31, 1999, the Account had a total of 54 real estate properties, including 18 office properties, 17 industrial properties, 5 neighborhood shopping enters and 14 apartment complexes. At December 31, 1999, these properties represented 77.8% of the Account's total investment portfolio. This is in contrast to the end of 1998, when real estate represented 67.7% of the Account's total investment portfolio.

In 1999, the Account purchased ten properties (seven office properties, one industrial property and two apartment properties), sold two properties (one office property and one apartment property), and purchased the remaining 10% interest in a partnership owning a portfolio of office buildings, in which the Account already owned the controlling 90% interest. Because the Account is now at a size where it can absorb larger properties, this year the Account began to pursue and make larger property purchases, including a $161 million purchase of an office building. The Account continues to pursue suitable properties, and is currently in various stages of negotiations with a number of prospective sellers. While attractive acquisition prospects are available in the current market, there is significant competition for the most desirable properties.

As of December 31, 1999, the Account also held investments in commercial paper, representing 16.3% of the portfolio, real estate investment trusts (REITs), representing 4.7% of the portfolio, U.S. government agencies, representing 0.6% of the portfolio, and corporate bonds, representing 0.6% of the portfolio.

Results of Operations

Year Ended December 31, 1999 Compared to
Year Ended December 31, 1998

The Account's total net return was 8.17% for the year ended December 31, 1999 and 8.07% for 1998. The Account's net investment income, after deducting all expenses, was $104,744,405 for the year ended December 31, 1999 and $72,234,994 for 1998, a 45% increase. This increase was the result of a 42% increase in net assets and an increase in the Account's real estate holdings from December 31, 1998 to December 31, 1999. The Account had net realized and unrealized gains on investments of $9,834,743 and $7,864,659 for the year ended December 31, 1999 and December 31, 1998, respectively. The gains on the Account's real estate properties of $23,232,711 and $33,221,281 for 1999 and 1998, respectively, were offset by net realized and unrealized losses on the Account's marketable securities of $13,397,968 and $25,356,622 for 1999 and 1998 respectively.

The Account's real estate holdings generated approximately 78% of the Account's total investment income (before deducting Account level expenses) during 1999 compared with 70% during 1998. The remaining portion of the Account's total investment income was generated by investments in marketable securities.

Gross real estate rental income was $132,316,878 for the year ended December 31, 1999 and $81,009,203 for the same period in 1998. This increase was primarily due to the increase in the number of properties owned by the Account--from 46 properties at the end of 1998 to 54 properties at the end of 1999. Interest and dividend income on the Account's marketable securities investments increased from $23,943,728 for 1998 to $24,932,733 in 1999.

Total property level expenses for the year ended December 31, 1999 were $43,226,796, of which $27,334,060 represented operating expenses and $15,892,736 was attributable to real estate taxes. Total property level expenses for the year ended December 31, 1998 were $26,443,343 of which $17,339,706 was attributable to operating expenses and $9,103,637 was attributable to real estate taxes. The increase in property level expenses during 1999 reflected the increased number of properties in the Account.

The Account also incurred expenses for the years ended December 31, 1999 and 1998 of $4,246,911 and $2,999,113, respectively, for investment advisory services, $3,442,282 and $2,498,376, respectively, for administrative and distribution services, and $1,589,217 and $777,105, respectively, for mortality and expense risk charges and liquidity guarantee charges. Such expenses increased as a result of the larger net asset base of the Account for 1999 over 1998.

Year Ended December 31, 1998 Compared to
Year Ended December 31, 1997

The Account's total net return was 8.07% for the year ended December 31, 1998 and 10.07% for 1997. This decline was primarily due to the decline in value of the Account's REIT holdings. The Account's net investment income, after deduction of all expenses, was $72,234,994 for the year ended December 31, 1998 and $43,805,525 for the year ended December 31, 1997, a 65% increase. This increase was the result of a 52% increase in net assets and also an increase in the Account's real estate holdings from December 31, 1997 to December 31, 1998. The Account had net realized and unrealized gains on investments of $7,864,659 and $18,147,053 for the year ended December 31, 1998 and December 31, 1997, respectively. This decrease was primarily the result of the decline in price of the Account's REITs and other marketable securities, as well as the losses incurred from the sale of certain of those investments. These realized and unrealized losses on marketable securities diminished the increase in unrealized appreciation on the Account's real estate properties, which was $33,221,281 in 1998 compared with $10,234,316 in 1997. That increase was the result of the increased values assigned to many of the properties after periodic revaluations from internal or independent appraisals.

The Account's real estate holdings generated approximately 70% of the Account's total investment income (before deducting Account level expenses) during 1998 and 65% during 1997. The remaining portion of the Account's total investment income was generated by investments in marketable securities.

Gross real estate rental income was $81,009,203 for the year ended December 31, 1998 and $44,342,342 for the same period in 1997. This increase was primarily due to the increase in the number of properties owned by the Account--from 33 properties at the end of 1997 to 46 properties at the end of 1998. Interest and dividend income on the Account's marketable securities investments increased from $16,486,279 for 1997 to $23,943,728 for 1998. This increase was due to the fact that the actual amount of money the Account had invested in marketable securities went up as the Account's net asset base grew.

Total property level expenses for the year ended December 31, 1998 were $26,443,343 of which $17,339,706 was attributable to operating expenses and $9,103,637 was attributable to real estate taxes. Total property level expenses for the year ended December 31, 1997 were $13,496,551, of which $9,024,240 represented operating expenses and $4,472,311 was attributable to real estate taxes. The increase in property level expenses during 1998 reflected the increased number of properties in the Account.

The Account also incurred expenses for the year ended December 31, 1998 and 1997 of $2,999,113 and $1,647,689, respectively, for investment advisory services, $2,498,376 and $1,368,501, respectively, for administrative and distribution services, and $777,105 and $510,355, respectively, for mortality and expense risk charges and liquidity guarantee charges. Such expenses increased as a result of the larger net asset base of the Account for 1998 over 1997.

Liquidity and Capital Resources

The Account earned $104,744,405 in 1999 and $72,234,994 in net investment income in 1998. During 1999, the Account received $126,200,561 in premiums and $293,354,604 in net participant transfers from other TIAA and CREF accounts, while in 1998 the Account received $91,248,578 in premiums and $337,568,064 in net participant transfers from other TIAA and CREF accounts. Real estate properties costing $511,878,000 and $259,746,550 were purchased during 1999 and 1998, respectively. In 1999, the Account also received $45,927,000 in proceeds from the sale of two properties. By year end 1999, the Account's liquid assets (i.e., its cash, REITs, short- and intermediate-term investments, and government securities) had a value of $374,896,400, while at the end of 1998 those assets were valued at $391,605,900. We anticipate that much of the Account's liquid assets as of December 31, 1999, exclusive of the REITs, will be used by the Account to purchase additional suitable real estate properties. The remaining liquid assets, exclusive of the REITs, will continue to be available to meet expense needs and redemption requests (e.g., cash withdrawals or transfers).

If the Account's liquid assets and its cash flow from operating activities and participant transactions are not sufficient to meet its cash needs, including redemption requests, TIAA's general account will purchase liquidity units in accordance with TIAA's liquidity guarantee to the Account.

The Account spent approximately $4,343,000 in 1999 for capital (long-term) expenses, including ongoing tenant improvements and leasing commissions at the commercial properties relating to the renewal of existing tenants or re-leasing of space to new tenants during the normal course of business. For the apartment complexes, in addition to the routine recurring costs, e.g., painting and carpet cleaning and minor replacements to re-lease apartments that become vacant, the Account will be expending capital to renovate the lobby and upgrade the elevators of The Colorado in New York City and the kitchens in the Larkspur apartments.

Effects of Inflation

In recent years, inflation has been modest. To the extent that inflation may increase property operating expenses in the future, we anticipate that increases will generally be billed to tenants either through contractual lease provisions in office, industrial, and retail properties or through rent increases in apartment complexes. However, depending on how long any vacant space in a property remains unleased, the Account may not be able to recover the full amount of such increases in operating expenses.

Valuing the Account's Assets

We value the Account's assets as of the close of each valuation day by taking the sum of:
- the value of the Account's cash, cash equivalents, and short-term and other debt instruments
-  the value of the Account's other securities investments and other assets
- the value of the individual real properties and other real estate-related investments owned by the Account, determined as described below
- an estimate of the net operating income accrued by the Account from its properties and other real estate-related investments and then reducing it by the Account's liabilities, including the daily investment management fee and certain other expenses attributable to operating the Account. See "Expense Deductions," page 30.

Valuing Real Estate and
Related Investments

Valuing Real Property: Individual real properties will be valued initially at their purchase prices. (Prices include all expenses related to purchase, such as acquisition fees, legal fees and expenses, and other closing costs.) We could use a different value in appropriate circumstances.

After this initial valuation, an independent appraiser, approved by the independent fiduciary, will value properties at least once a year. The independent fiduciary can require additional appraisals if it believes that a property has changed materially or otherwise to assure that the Account is valued correctly.

Quarterly, we will conduct an internal review of each of the Account's properties. We'll adjust a valuation if we believe that the value of the property has changed since the previous valuation. We'll continue to use the revised value to calculate the Account's net asset value until the next review or appraisal. However, we can adjust the value of a property in the interim to reflect what we believe are actual changes in property value.

The Account's net asset value will include the current value of any note receivable (an amount that someone else owes the Account) from selling a real estate-related investment. We'll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.

Because of the nature of real estate assets, the Account's net asset value won't necessarily reflect the true or realizable value of those assets (i.e., what the Account would get if it sold them).

Valuing Conventional Mortgages: Individual mortgages will be valued initially at their face amount. Thereafter, quarterly, we'll value the Account's fixed interest mortgage loans by discounting payments of principal and interest to their present value (using a rate at which commercial lenders would make similar mortgage loans). We'll also use this method for foreign mortgages with conventional terms. We can adjust the mortgage value more frequently if circumstances require it.

Valuing Participating Mortgages: Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we'll estimate the values of the participating mortgages by making various assumptions about occupancy rates, rental rates, expense levels, and other things. We'll use these assumptions to project the cash flow and anticipated sale proceeds from each investment over the term of the loan, or sometimes over a shorter period. To calculate sale proceeds, we'll assume that the real property underlying each investment will be sold at the end of the period used in the valuation at a price based on market assumptions for the time of the projected sale. We'll then discount the estimated cash flows and sale proceeds to their present value (using rates appropriate to then-current market conditions).

Net Operating Income: The Account usually receives operating income from its investments intermittently, not daily. In fairness to participants, we estimate the Account's net operating income rather than applying it when we actually receive it, and assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. You bear the risk that, until we adjust the estimates when we receive actual income reports, we could be under- or overvaluing the Account.

Every year, we prepare a month-by-month estimate of the revenues and expenses (estimated net operating income) for each of the Account's properties. Each day, we add the appropriate fraction of the estimated net operating income for the month to the Account's net asset value.

Every month, the Account receives a report of the actual operating results for the prior month for each property (actual net operating income). We then recognize the actual net operating income on the accounting records of the Account and adjust the outstanding daily accrued receivable accordingly. As the Account actually receives cash from a property, we'll adjust the daily accrued receivable and other accounts appropriately.

Adjustments: We can adjust the value of an investment if we believe events or market conditions (such as a borrower's or tenant's default) have affected how much the Account could get if it sold the investment. We may not always be aware of each event that might require a valuation adjustment, and because our evaluation is based on subjective factors, we may not in all cases make adjustments where changing conditions could affect the value of an investment.

The independent fiduciary will need to approve adjustments to any valuation of one or more properties that
-  is made within three months of the annual independent appraisal or
-  results in an increase or decrease of:
    - more than 6 percent of the value of any of the Account's properties since the last independent annual appraisal
    - more than 2 percent in the value of the Account since the prior month or
    -  more than 4 percent in the value of the Account within any quarter.

Right to Change Valuation Methods: If we decide that a different valuation method would reflect the value of a real estate-related investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA's valuation methods could change the Account's net asset value and change the values at which participants purchase or redeem Account interests.

Valuing Other Investments

Debt Securities and Money Market Instruments:
We value fixed income securities (including money market instruments) for which market quotations are readily available at the most recent bid price or the equivalent quoted yield for those securities (or those of comparable maturity, quality, and type). We obtain values for money market instruments with maturities of one year or less either from one or more of the major market makers for those securities or from one or more financial information services. We use an independent pricing service to value securities with maturities longer than one year except when we believe prices do not accurately reflect the fair value of these securities.

Equity Securities: We value equity securities (including REITs) listed or traded on the New York Stock Exchange or the American Stock Exchange at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

We value equity securities traded on the NASDAQ Stock Market's National Market at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Other U.S.
over-the-counter equity securities are valued at the mean of the closing bid and asked prices.

Foreign Securities: To value investments traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day.

Investments Lacking Current Market Quotations:
We value securities or other assets for which current market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of TIAA's Board of Trustees and in accordance with the responsibilities of TIAA's Board as a whole.

Expense Deductions

Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. Services are performed at cost by TIAA and TIAA-CREF Individual & Institutional Services, Inc. ("Services"), a subsidiary of TIAA. Because services are provided at cost, we expect that expense deductions will be relatively low. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

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

The current annual expense deductions are:

----------------------------------------------------------------------------------------------------------------
                                     Percent of
                                     Net Assets
 Type of Expense Deduction            Annually                         Services Performed
----------------------------------------------------------------------------------------------------------------
 Investment Management                  0.25%        For TIAA's investment advice, portfolio accounting,
                                                     custodial services, and similar services, including
                                                     independent fiduciary and appraisal fees
----------------------------------------------------------------------------------------------------------------
 Administration                        0.185%        For Services' administrative services, such as allocating
                                                     premiums and paying annuity income
----------------------------------------------------------------------------------------------------------------
 Distribution                           0.03%        For Services' expenses related to distributing the annuity contracts
----------------------------------------------------------------------------------------------------------------
 Mortality and Expense Risk             0.07%        For TIAA's bearing certain mortality and expense risks
----------------------------------------------------------------------------------------------------------------
 Liquidity Guarantee                    0.03%        For TIAA's liquidity guarantee
----------------------------------------------------------------------------------------------------------------
 Total Annual Expense Deduction        0.565%        For total services to the Account
----------------------------------------------------------------------------------------------------------------

After the end of every quarter, we reconcile how much we deducted as discussed above with the expenses the Account actually incurred. If there is a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the quarter. Since our at-cost deductions are based on projections of Account assets and overall expenses, the size of any adjusting payments will be directly affected by how different our projections are from the Account's actual assets or expenses. While our projections of Account asset size (and resulting expense fees) are based on our best estimates, the size of the Account's assets can be affected by many factors, including premium growth, participant transfers into or out of the Account, and any changes in the value of portfolio holdings. Historically, the adjusting payments have generally been small and have resulted in both upward and downward adjustments to the Account's expense deductions for the following quarter.

TIAA's board can revise the deduction rates from time to time to keep deductions as close as possible to actual expenses.

Currently there are no deductions from premiums or withdrawals, but we might change this in the future. Property expenses, brokers' commissions, transfer taxes, and other portfolio expenses are charged directly to the Account.

The Contracts

TIAA offers the Real Estate Account as a variable option for the annuity contracts described below. Some employer plans may not offer the Real Estate Account as an option for RA, GRA, GSRA, or Keogh contracts. The Account is not available in California.

RA (Retirement Annuity) and GRA (Group Retirement Annuity)

RA and GRA contracts are used mainly for employee retirement plans. RA contracts are issued directly to you. GRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA.

Depending on the terms of your plan, RA and GRA premiums can be paid by your employer, you, or both. If you're paying some of or the entire periodic premium, your contributions can be in either pre-tax dollars by salary reduction or after-tax dollars by payroll deduction. You can also transfer funds from another investment choice under your employer's plan to your contract. For RAs only, you can make contributions directly to TIAA. Ask your employer for more information about these contracts.

SRA (Supplemental Retirement Annuity) and GSRA (Group Supplemental Retirement Annuity)

These are for voluntary tax-deferred annuity (TDA) plans. SRA contracts are issued directly to you. GSRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA. Your employer pays premiums in pre-tax dollars through salary reduction. Although you can't pay premiums directly, you can transfer amounts from other TDA plans.

Classic IRA

Classic IRAs are individual contracts issued directly to you. You and your spouse can each open a Classic IRA with an annual contribution of up to $2,000 or by rolling over funds from another IRA or retirement plan, if you meet our eligibility requirements. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $2,000, excluding rollovers. We can't issue you a joint contract.

                                                      IRA and Keogh Eligibility
                                            You or your spouse can set up a TIAA
                                      Classic or Roth IRA or a Keogh if you're a
                           current or retired employee or trustee of an eligible
                     institution, or if you own a TIAA or CREF annuity or a TIAA individual insurance contract. To be considered a retired employee for this purpose, an individual must be at least
                         55 years old and have completed at least three years of
                              service at an eligible institution. In the case of
                       partnerships that wish to establish Keoghs, at least half
                               the partners must be eligible individuals and the
                       partnership itself must be primarily engaged in education or research. With IRAs, you can also roll over funds from an eligible institution's retirement plan or from an IRA
                             account that was set up with money originally in an
                      eligible institution's plan. Eligibility may be restricted by certain income limits on opening Roth IRA contracts.

Roth IRA

Roth IRAs are also individual contracts issued directly to you. You or your spouse can each open a Roth IRA with an annual contribution up to $2,000 or with a rollover from another IRA or a Classic IRA issued by TIAA if you meet our eligibility requirements. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $2,000, excluding rollovers. We can't issue you a joint contract.

Classic and Roth IRAs may together be referred to as "IRAs" in this prospectus.

GA (Group Annuity)

GA contracts are used exclusively for employee retirement plans and are issued directly to your employer or your plan's trustee. Your employer pays premiums directly to TIAA (you can't pay GA premiums directly to TIAA) and your employer or the plan's trustee exclusively controls the allocation of contributions and transfers to and from these contracts. If a GA contract is issued pursuant to your plan, the rules relating to transferring and withdrawing your money, receiving any annuity income or death benefits, and the timing of payments may be different, and are determined by your plan. Ask your employer or plan administrator for more information.

Keoghs

Subject to regulatory approval, TIAA also offers contracts for Keogh plans. If you own an unincorporated business, you can use our Keogh contracts and prototype plan, provided you are eligible.

Starting Out

We'll issue you a TIAA contract when we receive your completed application or enrollment form. Your premiums will be credited to the Real Estate Account as of the business day we receive them.

If we receive premiums from your employer before your application or enrollment form, we'll credit the premiums to the CREF Money Market Account until we receive your form. We'll transfer and credit the amount you've specified to the Real Estate Account as of end of the business day we receive your completed form. If the allocation instructions on your application or enrollment form are incomplete, violate plan restrictions, or don't total 100 percent, we'll credit your premiums to the CREF Money Market Account until we do receive complete instructions. Any amounts that we credited to the CREF Money Market Account before we received correct instructions will be transferred to the Real Estate Account only on request, and will be credited as of the business day we receive that request.

                                                                        Vesting
                                             Once you're fully vested under your
                                             employer's plan, you can't lose the
                                 benefits you've earned under your RA, GRA or GA
                                    contract. Ask your employer for your vesting status. Your benefits under SRAs, GSRAs, and
                                        IRAs are immediately vested and can't be
                                                                      forfeited.

TIAA doesn't restrict the amount or frequency of premiums to your RA, GRA, and IRA contracts, although we may in the future. Your employer's retirement plan may limit your premium amounts, while the Internal Revenue Code limits the total annual premiums you may invest in plans qualified for favorable tax treatment. If you pay premiums directly to an RA or IRA, the premiums and any earnings are not subject to your employer's plan.

In most cases (subject to any restriction we may impose, as described in this prospectus), TIAA will accept premiums to a contract at any time during your accumulation period. Once your first premium has been paid, your TIAA contract can't lapse or be forfeited for nonpayment of premiums. TIAA can stop accepting premiums to GRA, GSRA, or Keogh contracts at any time.

Allocating Your Premiums Among the Account and other TIAA and CREF Accounts

You can allocate all or part of your premiums to the Real Estate Account, unless your employer's plan precludes that choice. You can also allocate premiums to TIAA's traditional annuity or any of the CREF variable investment accounts, if the account is available under your employer's plan.

You can change your allocation choices for future premiums by
-  writing to our home office
-  using our Inter/ACT Internet service at www.tiaa-cref.org or
-  calling our Automated Telephone Service (24 hours a day) at 800-842-2252.

The Right to Cancel Your Contract

You can cancel your contract up to 30 days after you first receive it, unless we have begun making annuity payments from it. If you already had a TIAA contract prior to investing in the Real Estate Account, you have no 30-day right to cancel the contract. To cancel, mail or deliver the contract with a signed Notice of Cancellation (available by contacting TIAA) to our home office. We'll cancel the contract, then send the entire current accumulation to whomever sent the premiums. You bear the investment risk during this period (although some states require us to send back your entire premium without accounting for investment results).

Determining the Value of Your Interest in the Account--Accumulation Units

When you pay premiums or make transfers to the Real Estate Account, you buy accumulation units. When you take a cash withdrawal, transfer from the Account, or apply funds to begin annuity income, the number of your accumulation units decrease. We calculate how many accumulation units to credit by dividing the amount you applied to the Account by its accumulation unit value at the end of the business day when we received your premium or transfer. To determine how many accumulation units to subtract for cash withdrawals and transfers, we use the accumulation unit value for the end of the business day when we receive your transaction request and all required information and documents (unless you ask for a later date).

The accumulation unit value reflects the Account's investment experience (i.e., the real estate net operating income accrued, as well as dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as Account expense charges.

                                           Calculating Accumulation Unit Values
                                         We calculate the Account's accumulation
                                         unit value at the end of each valuation
                                       day. To do that, we multiply the previous
                                        day's value by the net investment factor
                                   for the Account. The net investment factor is
                     calculated as A divided by B, where A and B are defined as:

                                 A. The value of the Account's net assets at the
                     end of the current valuation period, less premiums received during the current valuation period.

                                        B. The value of the Account's net assets
                                            at the end of the previous valuation
                                     period, plus the net effect of transactions
                              made at the start of the current valuation period.

How to Transfer and Withdraw Your Money

Generally TIAA allows you to move your money to or from the Real Estate Account in the following ways:
- from the Real Estate Account to a CREF investment account or TIAA's traditional annuity
- to the Real Estate Account from a CREF investment account or TIAA's traditional annuity (subject to certain limitations)
-  from the Real Estate Account to other companies
-  to the Real Estate Account from other plans
-  by withdrawing cash
-  by setting up a program of automatic withdrawals or transfers

These transactions generally must be for at least $1,000 at a time (or your entire Account accumulation, if less). These options may be limited by the terms of your employer's plan or by current tax law. Transfers and cash withdrawals are currently free.

Transfers and cash withdrawals are effective at the end of the business day we receive your request and all required documentation. You can also choose to have transfers and withdrawals take effect at the close of any future business day or the last calendar day of the current or any future month, even if it's not a business day. If you request a transfer at any time other than during a business day, it will be effective at the close of the next business day.

To request a transfer or to withdraw cash:
-  write to TIAA's home office at 730 Third Ave., New York, NY 10017-3206
-  call us at 800 842-2252 or
-  for transfers, use Inter/ACT on the Internet at www.tiaa-cref.org

You may be required to complete and return certain forms to effect these transactions. We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

Before you transfer or withdraw cash, make sure you understand the possible federal and other income tax consequences. See "Taxes," page 45.

Transfers Between the Real Estate Account and Other TIAA-CREF Accounts

Once every calendar quarter you can transfer some or all of your accumulation in the Real Estate Account to TIAA's traditional annuity or to one of the CREF accounts. Transfers to certain CREF accounts may be restricted by your employer's plan.

You can also transfer some or all of your accumulation in TIAA's traditional annuity or in your CREF accounts to the Real Estate Account, if your employer's plan offers the Account. Transfers from TIAA's traditional annuity to the Real Estate Account under RA and GRA contracts take place in roughly equal installments over a ten-year period through a TIAA transfer payout annuity. There are no similar restrictions on transfers from TIAA's traditional annuity under SRA, GSRA, IRA, or Keogh contracts.

Because excessive transfer activity can hurt Account performance and other participants, we may further limit how often you transfer or otherwise modify the transfer privilege.

Transfers to Other Companies

Generally you may transfer funds from the Real Estate Account to a company other than TIAA or CREF, subject to certain tax restrictions. This right may be limited by your employer's plan. If your employer participates in our special transfer services program, we can make automatic monthly transfers from your RA or GRA contract to another company, and the $1,000 minimum will not apply to these transfers.

                                                           Market Timing Policy
                                           There are participants who may try to
                                         profit from transferring money back and
                                           forth among the CREF accounts and the
                                             Real Estate Account in an effort to
                                          "time" the market. As money is shifted
                                          in and out of these accounts, we incur
                                             transaction costs, including, among
                                           other things, expenses for buying and
                                             selling securities. These costs are
                                            borne by all participants, including
                                         long-term investors who do not generate
                                                   the costs. To discourage this
                                        market-timing activity, participants who
                                           make more than three transfers out of
                                          any account (other than the CREF Money
                                        Market Account) in a calendar month will
                                                be advised that if this transfer
                                            frequency continues, we will suspend
                                        their ability to make telephone, fax and internet transfers. We have the right to modify our policy at any time without
                                                                 advance notice.


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Transfers from Other Plans

Subject to your employer's plan, you can usually transfer money from another 403(b) retirement plan to your TIAA contract. Similarly, you can transfer money to the Real Estate Account from other 401(a) and 403(a) plans. Amounts transferred to TIAA may be subject to the provisions of your original employer's plan. Similarly, subject to your employer's plan, you may be able to rollover funds from 401(a), 403(a), and 403(b) plans to a TIAA Classic IRA, or subject to applicable income limits, from an IRA containing funds originally contributed to such plans, to either a TIAA Classic or Roth IRA. Funds in a 457(b) plan can be transferred to another 457(b) plan only. Accumulations in 457(b) plans may not be rolled over to a qualified plan (e.g., a 401(a) plan), a 403(b) plan or an IRA.

Withdrawing Cash

You may withdraw cash from your SRA, GSRA, IRA, or Keogh Real Estate Account accumulation at any time during the accumulation period, provided federal tax law permits it (see below). Cash withdrawals from your RA or GRA accumulation may be limited by the terms of your employer's plan and federal tax law. Normally, you can't withdraw money from a contract if you've already begun receiving lifetime annuity income.

Current federal tax law restricts your ability to make cash withdrawals from your accumulation under most voluntary salary reduction agreements. Withdrawals are generally available only if you reach age 59 1/2, leave your job, become disabled, or die, or if your employer terminates its retirement plan. If your employer's plan permits, you may also be able to withdraw money if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. Different restrictions apply to withdrawals from Classic and Roth IRAs. You may be subject to a 10 percent penalty tax if you make a withdrawal before you reach age 59 1/2, unless an exception applies to your situation.

Under current federal tax law, you are not permitted to withdraw from 457(b) plans earlier than the calendar year in which you reach age 70 1/2 or separate from service or are faced with an unforeseeable emergency (as defined by law). There are no early withdrawal tax penalties if you withdraw under any of these circumstances (i.e., no 10% tax on distributions prior to age 59 1/2).

Systematic Withdrawals and Transfers

If your employer's plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw or transfer from your Real Estate Account accumulation any fixed number of accumulation units, dollar amount, or percentage of accumulation until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that at least $100 is automatically withdrawn or transferred at a time.


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Possible Restrictions on Premiums and Transfers to the Account

From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can't find enough appropriate real estate-related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions, we reserve the right to stop accepting premiums and/or transfers at any time without prior notice.

If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the CREF Money Market Account instead, unless you give us other allocation instructions. We will not transfer these amounts out of the CREF Money Market Account when the restriction period is over, unless you request that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.

Receiving Annuity Income

The Annuity Period in General

You can receive an income stream from all or part of your Real Estate Account accumulation. Unless you opt for a lifetime annuity, generally you must be at least age 59 1/2 to begin receiving annuity income payments from your annuity contract free of a 10 percent early distribution penalty tax. Your employer's plan may also restrict when you can begin income payments. Under the minimum distribution rules, you generally must begin receiving some payments from your contract shortly after you reach the later of age 70 1/2 or you retire. Also, you can't begin a one-life annuity after you reach age 90, nor may you begin a two-life annuity after either you or your annuity partner reach age 90.

Your income payments may be paid out from the Real Estate Account through a variety of income options. You can pick a different income option for different portions of your accumulation, but once you've started payments you usually can't change your income option or annuity partner for that payment stream.

Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. (TIAA has the right to not make payments at any interval that would cause the initial payment to be less than $100.) We'll send your payments by mail to your home address or, on your request, by mail or electronic funds transfer to your bank.

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

Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date. Your payments change after the initial payment based on the Account's investment experience and the income change method you choose.

There are two income change methods for annuity payments: annual and monthly. Under the annual income change method, payments from the Account change each May 1, based on the net investment results during the prior year (April 1 through March 31). Under the monthly income change method, payments from the Account change every month, based on the net investment results during the previous month. For the formulas used to calculate the amount of annuity payments, see page 41. The total value of your annuity payments may be more or less than your total premiums.

Annuity Starting Date

Generally, you pick an annuity starting date when you first apply for a TIAA contract but you can change this date at any time prior to the day before that annuity starting date. Ordinarily, annuity payments begin on your annuity starting date, provided we have received all documentation necessary for the income option you've picked. If something's missing, we'll defer your annuity starting date until we receive it. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment. Any premiums received within 70 days after payments begin may be used to provide additional annuity income. Premiums received after 70 days will remain in your accumulating annuity contract until you give us further instructions. Ordinarily, your first annuity payment will begin on any business day between the first and twentieth of any month.

Income Options

Both the number of annuity units you purchase and the amount of your income payments will depend on which income option you pick. Your employer's plan, tax law and ERISA may limit which income options you can use to receive income from an RA or GRA, GSRA or Keogh. Ordinarily you'll choose your income options shortly before you want payments to begin, but you can make or change your choice any time before your annuity starting date.

All Real Estate Account income options provide variable payments, and the amount of income you receive depends in part on the investment experience of the Account. The current options are:

- One-Life Annuity with or without Guaranteed Period: Pays income as long as you live. If you opt for a guaranteed period (10, 15 or 20 years) and you die before it's over, income payments will continue to your beneficiary until the end of the period. If you don't opt for a guaranteed period, all payments end at your death--so that it's possible for you to receive only one payment if you die less than a month after payments start.

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

- Annuity for a Fixed Period: Pays income for any period you choose from 5 to 30 years.
- Two-Life Annuities: Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are three types of two-life annuity options, all available with or without a guaranteed period--Full Benefit to Survivor, Two-Thirds Benefit to Survivor, and a Half-Benefit to Annuity Partner. Under the Two-Thirds Benefit to Survivor option, payments to you will be reduced upon the death of your annuity partner.
- Minimum Distribution Option ("MDO") Annuity: Generally available only if you must begin annuity payments under the Internal Revenue Code minimum distribution requirements. (Some employer plans allow you to elect this option earlier--contact TIAA for more information.) The option pays an amount designed to fulfill the distribution requirements under federal tax law. You must apply your entire accumulation under a contract if you want to use the MDO annuity; however, it's possible you won't receive income for life under an MDO. Up to age 90, you can apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you're eligible. Using an MDO won't affect your right to take a cash withdrawal of any accumulation not yet distributed.

For any of the income options described above, current federal tax law says that your guaranteed period can't exceed the joint life expectancy of you and your beneficiary or annuity partner.

Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact us.

Receiving Lump Sum Payments (Retirement Transition Benefit): If your employer's plan allows, you may be able to receive a single sum payment of up to 10 percent of the value of any part of an RA or GRA accumulation being converted to annuity income on the annuity starting date. Of course, if your employer's plan allows cash withdrawals, you can take a larger amount (up to 100 percent) of your Real Estate Account accumulation as a cash payment. The retirement transition benefit will be subject to current federal income tax requirements and possible early distribution penalties. See "Taxes," page 45.

If you haven't picked an income option when the annuity starting date arrives for your RA, GRA, SRA or GSRA contract, TIAA usually will assume you want the one-life annuity with 10-year guaranteed period if you're unmarried, paid from TIAA's traditional annuity. If you're married, we may assume for you a survivor annuity with half-benefit to annuity partner with a 10-Year guaranteed period, with your spouse as your annuity partner, paid from TIAA's traditional annuity. If you haven't picked an income option when the annuity starting date arrives for your IRA, we may assume you want the minimum distribution option annuity.

Transfers During the Annuity Period

After you begin receiving annuity income, you can transfer all or part of the future annuity income payable once each calendar quarter (i) from the Real Estate Account into a "comparable annuity" payable from a CREF account or TIAA's traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option, and have the same first and second annuitant, and remaining guaranteed period.

We'll process your transfer on the business day we receive your request. You can also choose to have a transfer take effect at the close of any future business day, or the last calendar day of the current or any future month, even if it's not a business day. Transfers under the annual income payment method will affect your annuity payments beginning on the May 1 following the March 31 which is on or after the effective date of the transfer. Transfers under the monthly income payment method and all transfers into TIAA's traditional annuity will affect your annuity payments beginning with the first payment due after the monthly payment valuation day that is on or after the transfer date. You can switch between the annual and monthly income change methods, and the switch will go into effect on the following March 31.

Annuity Payments

The amount of annuity payments we pay you or your beneficiary (annuitant) will depend upon the number and value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the income change method chosen.

Under the annual income change method, the value of an annuity unit for payments is redetermined on March 31 of each year--the payment valuation day. Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience for the twelve months following each March 31 revaluation will be reflected in the following year's value.

Under the monthly income change method, the value of an annuity unit for payments is determined on the payment valuation day, which is the 20th day of the month preceding the payment due date or, if the 20th is not a business day, the preceding business day. The monthly changes in the value of an annuity unit reflect the net investment experience of the Real Estate Account.

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

The formulas for calculating the number and value of annuity units payable are described below.

Calculating of the Number of Annuity Units Payable: When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the Real Estate Account under an income change method is determined by dividing the value of the Account accumulation to be applied to provide the annuity payments by the product of the annuity unit value for that income change method and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.

The annuity factor will reflect interest assumed at the effective annual rate of 4 percent, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. Annuitants bear no mortality risk under their contracts--actual mortality experience will not reduce annuity payments after they have started. TIAA may change the mortality assumptions used to determine the number of annuity units payable for any future accumulations converted to provide annuity payments.

The number of annuity units payable under an income change method under your contract will be reduced by the number of annuity units you transfer out of that income change method under your contract. The number of annuity units payable will be increased by any internal transfers you make to that income change method under your contract.

Value of Annuity Units: The Real Estate Account's annuity unit value is calculated separately for each income change method for each business day and for the last calendar day of each month. The annuity unit value for each income change method is determined by updating the annuity unit value from the previous valuation day to reflect the net investment performance of the Account for the current valuation period relative to the 4 percent assumed investment return. In general, your payments will increase if the performance of the Account is greater than 4 percent and decrease if the value is less than 4 percent. The value is further adjusted to take into account any changes expected to occur in the future at revaluation either once a year or once a month, assuming the Account will earn the 4 percent assumed investment return in the future.

The initial value of the annuity unit for a new annuitant is the value determined as of the day before annuity payments start.

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

For participants under the annual income change method, the value of the annuity unit for payments remains level until the following May 1. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of such March 31.

For participants under the monthly income change method, the value of the annuity unit for payments changes on the payment valuation day of each month for the payment due on the first of the following month.

TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future.

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

Death Benefits

Availability; Choosing Beneficiaries

TIAA may pay death benefits if you or your annuity partner die during the accumulation or annuity period. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries anytime before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death.

Your Spouse's Rights

Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse. Similarly, if you are married at the time of your death, federal law may require a portion of the death benefit be paid to your spouse even if you have named someone else as beneficiary. If you die without having named any beneficiary, any portion of your death benefit not payable to your spouse will go to your estate.

Amount of Death Benefit

If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the value of the remaining guaranteed payments.

Methods of Payment of Death Benefits

Generally, you can choose for your beneficiary the method we'll use to pay the death benefit, but few participants do this. If you choose a payment method, you can also block your beneficiaries from changing it. Most people leave the choice to their beneficiaries. We can block any choice if its initial payment is less than $25. Beginning late in 2000 or early 2001, if death occurs while your contract is in the accumulation stage, in most cases we'll pay the death benefit using the TIAA-CREF Savings & Investment Plan (described on page 45). We won't do this if you preselected another option or if the beneficiary elects another option. Some beneficiaries aren't eligible for the TIAA-CREF Savings & Investment Plan. If your beneficiary isn't eligible and doesn't specifically tell us to start paying death benefits within a year of your death, we can start making payments to them over five years using the fixed-period annuity method of payment.

Payments During the Accumulation Period:
Currently, the available methods of payment for death benefits from funds in the accumulation period are:
- Single-Sum Payment, in which the entire death benefit is paid to your beneficiary at once;
- One-Life Annuity with or without Guaranteed Period, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period;

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

-  Annuity for a Fixed Period of 2 to 30 years;
- Accumulation-Unit Deposit Option, which pays a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in the Account's investment experience (generally the death benefit value must be at least $5,000);
   and
-  Minimum Distribution Option (also called the TIAA-CREF Savings &
   Investment Plan), which automatically pays income according to the Internal Revenue Code's minimum distribution requirements. It operates in much the same way as the MDO annuity income option. It's possible, under this method, that your beneficiary won't receive income for life.

Death benefits are usually paid monthly (unless you chose a single-sum method of payment), but your beneficiary can switch them to quarterly, semi-annual, or annual payments.

Payments During the Annuity Period: If you and your annuity partner die during the annuity period, your beneficiary can choose to receive any remaining guaranteed periodic payments due under your contract. Alternatively, your beneficiary can choose to receive the commuted value of those payments in a single sum unless you have indicated otherwise. The amount of the commuted value will be different than the total of the periodic payments that would otherwise be paid.

Ordinarily, death benefits are subject to federal estate tax. For more detailed information on death benefits, please contact TIAA.

Taxes

This section offers general information concerning federal taxes. It doesn't cover every situation. Tax treatment varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.

Taxes In General

During the accumulation period, Real Estate Account premiums paid in before-tax dollars, employer contributions and earnings attributable to these amounts are not taxed until they're withdrawn. Annuity payments, single-sum withdrawals, systematic withdrawals, and death benefits are usually taxed as ordinary income. Premiums paid in after-tax dollars aren't taxable when withdrawn, but earnings attributable to these amounts are taxable. Death benefits are usually also subject to federal estate and state estate or inheritance taxation. Generally, transfers between qualified retirement plans are not taxed.

Generally, contributions you can make under an employer's plan are limited by federal tax law. Employee voluntary salary reduction contributions to 403(b) and 401(k) plans are limited to $10,500 per year. Certain long-term employees may be able to defer up to $13,500 per year in a 403(b) plan. Contributions to Classic and Roth IRAs, other than rollover contributions, cannot generally exceed $2,000 per year.

The maximum contribution limit to a 457(b) non-qualified deferred compensation plan for employees of state and local governments for 2000 is the lesser of $8,000 or 33 1/3% of "includable compensation" (as defined by law). Special catch up rules may permit a higher contribution in one or more of the last three years prior to an individual's normal retirement age under the plan. All pre-tax contributions made on behalf of an individual to a 403(b) plan, and pre-tax elective deferrals made on behalf of an individual to a 401(k) plan, a simple IRA or to a Simplified Employee Pension Plan are aggregated with contributions to a 457(b) plan to calculate the maximum contribution that may be made to the 457(b) plan.

Early Distributions

If you want to withdraw funds or begin receiving income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59 1/2, you may have to pay a 10 percent early distribution tax on the taxable amount. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. You won't have to pay this tax in certain circumstances. Consult your tax advisor for more information.

Minimum Distribution Requirements

In most cases, payments have to begin by April 1 of the year after the year you reach age 70 1/2, or if later, retirement. (For Classic IRAs, payments must begin by April 1 of the year after you reach age 70 1/2.) Under the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law even if you do not elect to receive them. In addition, if you don't begin distributions on time, you may be subject to a 50 percent excise tax on the amount you should have received but did not. Roth IRAs are generally not subject to these rules and do not require that any distributions be made prior to your death.

                                          How the Real Estate Account is treated
                                                                for tax purposes
                                          The Account is not a separate taxpayer
                                            for purposes of the Internal Revenue
                                         Code--its earnings are taxed as part of
                                         TIAA's operations. Although TIAA is not
                                        expected to owe any federal income taxes
                                         on the Account's earnings, if TIAA does
                                        incur taxes attributable to the Account,
                                              it may make a corresponding charge
                                                            against the Account.

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

Withholding on Distributions

If we send an "eligible rollover" distribution directly to you, federal law requires us to withhold 20 percent from the taxable portion. If we roll over such a distribution directly to an IRA or to an employer plan that is similar to the plan making the distribution, we do not withhold any federal income tax. The 20 percent withholding also does not apply to certain "non-eligible" rollover distributions such as payments from IRAs, lifetime annuity payments, or minimum distribution payments.

For the taxable portion of non-eligible rollover distributions, we will usually withhold federal income taxes unless you tell us not to and you are eligible to avoid withholding. Nonresident aliens who pay U.S. taxes are subject to different withholding rules. In general, all amounts received under a section 457 plan are taxable and are subject to federal income tax withholding as wages. Contact TIAA or your tax advisor for more information.

Possible Tax Law Changes

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of your contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on your contract.

We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.


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

General Matters

Making Choices and Changes

You may have to make certain choices or changes (e.g., changing your income option, making a cash withdrawal) by written notice satisfactory to us and received at our home office. When we receive a notice of a change in beneficiary or other person named to receive payments, we'll execute the change as of the date it was signed, even if the signer has died in the meantime. We execute all other changes as of the date received.

Telephone and Internet Transactions

You can use our Automated Telephone Service (ATS) or our Inter/ACT system over the Internet to check your account balances, transfer to TIAA's traditional annuity or CREF, and/or allocate future premiums among the Real Estate Account, TIAA's traditional annuity, and CREF. You will be asked to enter your Personal Identification Number (PIN) and social security number for both systems. (You can establish a PIN by calling us.) Both will lead you through the transaction process and will use reasonable procedures to confirm that instructions given are genuine. If we use such procedures, we are not responsible for incorrect or fraudulent transactions. All transactions made over the ATS and Inter/ACT are electronically recorded.

To use the ATS, you need a touch-tone phone. The toll free number for the ATS is 800 842-2252. To use Inter/ACT, access the TIAA-CREF Internet home page at http://www.tiaa-cref.org.

We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

Voting Rights

You don't have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

Electronic Prospectus

If you received this prospectus electronically and would like a paper copy, please call 800 842-2733, extension 5509, and we will send it to you. Under certain circumstances where we are legally required to deliver a prospectus to you, we cannot send you a prospectus electronically unless you've consented.

Householding

To lower costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the Account's prospectus, prospectus supplements or any other required documents to your household, even if more than one participant lives there. If you would prefer to continue receiving

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

your own copy of any of these documents, you may call us toll-free at 800 842-2733, extension 5509, or write us.

Miscellaneous Policies

If You're Married: If you're married, you may be required by law or your employer's plan to get advance written consent from your spouse before we make certain transactions for you. If you're married at your annuity starting date, you may also be required by law or your employer's plan to choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing. There are limited exceptions to the waiver requirement.

Texas Optional Retirement Program Restrictions: If you're in the Texas Optional Retirement Program, you or your beneficiary can redeem some or all of your accumulation only if you retire, die, or leave your job in the state's public institutions of higher education.

Assigning Your Contract: Generally, neither you nor your beneficiaries can assign your ownership of a TIAA retirement contract to anyone else.

Overpayment of Premiums: If your employer mistakenly sends more premiums on your behalf than you're entitled to under your employer's retirement plan or the Internal Revenue Code, we'll refund them to your employer as long as we're requested to do so (in writing) before you start receiving annuity income. Any time there's a question about premium refunds, TIAA will rely on information from your employer. If you've withdrawn or transferred the amounts involved from your accumulation, we won't refund them.

Errors or Omissions: We reserve the right to correct any errors or omissions on any form, report, or statement that we send you.

Payment to an Estate, Guardian, Trustee, etc.: We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

Benefits Based on Incorrect Information: If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If the Account has overpaid or underpaid, appropriate adjustments will be made.

Proof of Survival: We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If we have not received this proof after we request it in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.

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

Distributor

The annuity contracts are offered continuously by TIAA-CREF Individual & Institutional Services, Inc. (Services), which is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. (NASD). Teachers Personal Investors Services, Inc. (TPIS), which is also registered with the SEC and is a member of the NASD, may participate in the distribution of the contracts on a limited basis. Services and TPIS are direct or indirect subsidiaries of TIAA. As already noted, distribution costs are covered by a deduction from the assets of the Account; no commissions are paid for distributing the contracts. Anyone distributing the contracts must be a registered representative of Services or TPIS, whose main offices are both at 730 Third Avenue, New York, NY 10017-3206.

State Regulation

TIAA, the Real Estate Account, and the contracts are subject to regulation by the New York Insurance Department (NYID) as well as by the insurance regulatory authorities of certain other states and jurisdictions.

TIAA and the Real Estate Account must file with the NYID both quarterly and annual statements. The Account's books and assets are subject to review and examination by the NYID at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.

Legal Matters

All matters involving state law and relating to the contracts, including TIAA's right to issue the contracts, have been passed upon by Charles H. Stamm, Executive Vice President and General Counsel of TIAA. Sutherland Asbill & Brennan LLP, Washington, D.C., have passed upon legal matters relating to the federal securities laws.

Experts


Ernst & Young LLP, independent auditors, have audited our (i) consolidated financial statements and financial statement schedule at December 31, 1999 and 1998 and for each of the years in the period ended December 31, 1999,
(ii) statement of revenues and certain expenses of The Colorado for the year ended December 31, 1997, (iii) statement of revenues and certain expenses of Larkspur Courts Apartments for the year ended December 31, 1998, and (iv) statement of revenues and certain expenses of 88 Kearny Street for the year ended December 31, 1998, respectively, as set forth in their reports. Friedman, Alpren & Green LLP, independent auditors, have audited our statement of revenues and certain expenses of 780 Third Avenue for the year ended December 31, 1998. We've included these financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's and Friedman, Alpren & Green LLP's reports, given on their authority as experts in accounting and auditing.


Additional Information

Information Available at the SEC

The Account has filed with the SEC a registration statement under the Securities Act of 1933 which contains this prospectus and additional information related to the offering described in this prospectus. The Account also files annual, quarterly, and current reports, along with other information, with the SEC, as required by the Securities Exchange Act of 1934. You may read and copy the full registration statement, and any reports and information filed with the SEC for the Account, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. This information can also be obtained through the SEC's website on the Internet (http://www.sec.gov).

Other Reports to Participants

TIAA will mail to each participant in the Real Estate Account periodic reports providing information relating to their accumulations in the Account, including premiums paid, number and value of accumulations, and withdrawals or transfers during the period, as well as such other information as may be required by applicable law or regulations.

Further information may be obtained from TIAA at 730 Third Avenue, New York, NY 10017-3206.

Financial Statements

The consolidated financial statements of the TIAA Real Estate Account, financial statements of certain properties purchased by the Account and condensed unaudited financial statements of TIAA follow. The full audited financial statements of TIAA, which are incorporated into this prospectus by reference, are available upon request by calling 800 842-2733 extension 5509.

The financial statements of TIAA should be distinguished from the consolidated financial statements of the Real Estate Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Real Estate Account.

Index to Financial Statements


                                                                               Page
                                                                               ----
TIAA REAL ESTATE ACCOUNT
Audited Consolidated Financial Statements:
   Report of Management Responsibility .....................................   F-2
   Report of Independent Auditors ..........................................   F-3
   Consolidated Statements of Assets and Liabilities .......................   F-4
   Consolidated Statements of Operations ...................................   F-5
   Consolidated Statements of Changes in Net Assets ........................   F-6
   Consolidated Statements of Cash Flows ...................................   F-7
   Notes to Consolidated Financial Statements ..............................   F-8
   Consolidated Statement of Investments ...................................   F-15

Proforma Condensed Financial Statements:
   Proforma Condensed Statement of Assets and Liabilities ..................   F-19
   Proforma Condensed Statement of Operations ..............................   F-20
   Notes to Proforma Condensed Financial Statements ........................   F-21

The Colorado:
   Report of Independent Auditors ..........................................   F-22
   Statement of Revenues and Certain Expenses ..............................   F-23
   Notes to Statement of Revenues and Certain Expenses .....................   F-24

Larkspur Courts Apartments:
   Report of Independent Auditors ..........................................   F-25
   Statement of Revenues and Certain Expenses ..............................   F-26
   Notes to Statement of Revenues and Certain Expenses .....................   F-27

88 Kearny Street:
   Report of Independent Auditors ..........................................   F-28
   Statement of Revenues and Certain Expenses ..............................   F-29
   Notes to Statement of Revenues and Certain Expenses .....................   F-30

780 Third Avenue:
   Report of Independent Auditors ..........................................   F-31
   Statement of Revenues and Certain Expenses ..............................   F-32
   Notes to Statement of Revenues and Certain Expenses .....................   F-33

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
   Condensed Unaudited Statutory-Basis Financial Statements ................   F-35
   Supplemental Information to Condensed Unaudited Statutory-Basis Financial
      Statements ...........................................................   F-37

[TIAA LOGO]

--------------------------------------------------------------------------------

                      REPORT OF MANAGEMENT RESPONSIBILITY

To the Participants of the
 TIAA Real Estate Account:

The accompanying financial statements of the TIAA Real Estate Account ("Account") of Teachers Insurance and Annuity Association of America ("TIAA") are the responsibility of TIAA's management. They have been prepared in accordance with accounting principles generally accepted in the United States and have been presented fairly and objectively in accordance with such principles.

TIAA has established and maintains a strong system of internal controls designed to provide reasonable assurance that assets are properly safeguarded and transactions are properly executed in accordance with management's authorization, and to carry out the ongoing responsibilities of management for reliable financial statements. In addition, TIAA's internal audit personnel provide a continuing review of the internal controls and operations of TIAA, including its separate account operations.

The accompanying financial statements have been audited by the independent auditing firm of Ernst & Young LLP. The independent auditors' report, which appears on the following page, expresses an independent opinion on the fairness of presentation of these financial statements.

The Audit Committee of the TIAA Board of Trustees, consisting of trustees who are not officers of TIAA, meets regularly with management, representatives of Ernst & Young LLP and internal audit personnel to review matters relating to financial reporting, internal controls and auditing.

                                                 /s/ John H. Biggs
                                         ---------------------------------
                                            Chairman, President and
                                            Chief Executive Officer


                                                 /s/ Richard L. Gibbs
                                         ---------------------------------
                                            Executive Vice President and
                                            Principal Accounting Officer

[ERNST & YOUNG LLP LOGO]    - 1211 Avenue of the America    - Phone 212 773 4900
                              New York, New York 10036        Fax: 212 773 6501



                        REPORT OF INDEPENDENT AUDITORS

To the Participants of the TIAA Real Estate Account and the
Board of Trustees of Teachers Insurance and Annuity Association of America:

We have audited the accompanying consolidated statements of assets and liabilities, including the statement of investments as of December 31, 1999, of the TIAA Real Estate Account ("Account") of Teachers Insurance and Annuity Association of America ("TIAA") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of TIAA's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. Our procedures included confirmation of securities owned as of December 31, 1999, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Account at December 31, 1999 and 1998, and the results of their operations and the changes in their net assets and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                   /s/ Ernst & Young LLP


February 4, 2000

                            TIAA REAL ESTATE ACCOUNT
               CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

                                                                    December 31,          December 31,
                                                                        1999                  1998
                                                                   --------------        --------------
ASSETS
 Investments, at value:
   Real estate properties
    (cost: $1,253,650,281 and $775,801,883).....................   $1,312,503,554        $  820,211,240
   Marketable securities
    (cost: $395,662,203 and $402,041,089) ......................      374,278,801           391,033,557
 Cash ..........................................................          617,599               572,343
 Other .........................................................       32,057,761            17,786,291
                                                                   --------------        --------------
                                                    TOTAL ASSETS    1,719,457,715         1,229,603,431
                                                                   --------------        --------------
LIABILITIES
 Accrued real estate property level expenses and taxes .........       18,425,328            11,432,529
 Security deposits held ........................................        5,549,959             1,890,423
                                                                   --------------        --------------
                                               TOTAL LIABILITIES       23,975,287            13,322,952
                                                                   --------------        --------------
MINORITY INTEREST                                                              --            19,913,592
                                                                   --------------        --------------
NET ASSETS
 Accumulation Fund .............................................    1,642,327,173         1,167,591,317
 Annuity Fund ..................................................       53,155,255            28,775,570
                                                                   --------------        --------------
                                                TOTAL NET ASSETS   $1,695,482,428        $1,196,366,887
                                                                   ==============        ==============
NUMBER OF ACCUMULATION UNITS OUTSTANDING--Notes 6
  and 7 ........................................................       11,487,360             8,833,911
                                                                   ==============        ==============
NET ASSET VALUE, PER ACCUMULATION UNIT--Note 6 .................   $       142.97        $       132.17
                                                                   ==============        ==============

                See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            Years Ended December 31,
                                                             --------------------------------------------------
                                                                 1999                1998              1997
                                                             ------------       -------------      ------------
INVESTMENT INCOME
Real estate income, net:
 Rental income ...........................................   $132,316,878       $  81,009,203      $ 44,342,342
                                                             ------------       -------------      ------------
 Real estate property level expenses and taxes:
  Operating expenses .....................................     27,334,060          17,339,706         9,024,240
  Real estate taxes ......................................     15,892,736           9,103,637         4,472,311
                                                             ------------       -------------      ------------
       Total real estate property level expenses and taxes     43,226,796          26,443,343        13,496,551
                                                             ------------       -------------      ------------
                                   Real estate income, net     89,090,082          54,565,860        30,845,791
 Interest ................................................     17,117,917          15,588,829        12,079,600
 Dividends ...............................................      7,814,816           8,354,899         4,406,679
                                                             ------------       -------------      ------------
                                              TOTAL INCOME    114,022,815          78,509,588        47,332,070
                                                             ------------       -------------      ------------
Expenses--Note 3:
 Investment advisory charges .............................      4,246,911           2,999,113         1,647,689
 Administrative and distribution charges .................      3,442,282           2,498,376         1,368,501
 Mortality and expense risk charges ......................      1,027,707             675,450           400,925
 Liquidity guarantee charges .............................        561,510             101,655           109,430
                                                             ------------       -------------      ------------
                                            TOTAL EXPENSES      9,278,410           6,274,594         3,526,545
                                                             ------------       -------------      ------------
                                    INVESTMENT INCOME, NET    104,744,405          72,234,994        43,805,525
                                                             ------------       -------------      ------------
REALIZED AND UNREALIZED
  GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) on:
 Real estate properties ..................................      8,788,795                  --                --
 Marketable securities ...................................     (3,022,098)         (5,258,000)        1,076,725
                                                             ------------       -------------      ------------
                   Net realized gain (loss) on investments      5,766,697          (5,258,000)        1,076,725
                                                             ------------       -------------      ------------
Net change in unrealized appreciation (depreciation) on:
 Real estate properties ..................................     14,443,916          33,221,281        10,234,316
 Marketable securities ...................................    (10,375,870)        (20,098,622)        6,836,012
                                                             ------------       -------------      ------------
      Net change in unrealized appreciation on investments      4,068,046          13,122,659        17,070,328
                                                             ------------       -------------      ------------
                               NET REALIZED AND UNREALIZED
                                       GAIN ON INVESTMENTS      9,834,743           7,864,659        18,147,053
                                                             ------------       -------------      ------------
                 NET INCREASE IN NET ASSETS RESULTING FROM
                       OPERATIONS BEFORE MINORITY INTEREST    114,579,148          80,099,653        61,952,578
Minority interest in net increase in net assets
  resulting from operations ..............................      1,364,619          (3,487,991)       (1,881,178)
                                                             ------------       -------------      ------------
                                NET INCREASE IN NET ASSETS
                                 RESULTING FROM OPERATIONS   $115,943,767       $  76,611,662      $ 60,071,400
                                                             ============       =============      ============

                See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

                                                                          Years Ended December 31,
                                                            -----------------------------------------------------
                                                                       1999               1998             1997
                                                            ---------------     --------------    -------------
FROM OPERATIONS
 Investment income, net ...................................  $  104,744,405     $   72,234,994    $  43,805,525
 Net realized gain (loss) on marketable securities ........       5,766,697         (5,258,000)       1,076,725
 Net change in unrealized appreciation on investments .....       4,068,046         13,122,659       17,070,328
 Minority interest in net increase in net assets
   resulting from operations ..............................       1,364,619         (3,487,991)      (1,881,178)
                                                            ---------------     --------------    -------------
                            NET INCREASE IN NET ASSETS
                             RESULTING FROM OPERATIONS          115,943,767         76,611,662       60,071,400
                                                            ---------------     --------------    -------------
FROM PARTICIPANT TRANSACTIONS
 Premiums .................................................     126,200,561         91,248,578       52,344,830
 TIAA seed money withdrawn--Note 1 ........................              --        (76,666,109)     (37,915,190)
 Net participant transfers from TIAA ......................      24,155,178         26,568,616       43,681,385
 Net participant transfers from CREF Accounts .............     269,199,426        310,999,448      307,493,199
 Annuity and other periodic payments ......................      (6,330,436)        (3,209,761)      (1,499,054)
 Withdrawals and death benefits ...........................     (30,052,955)       (15,004,262)      (8,052,908)
                                                            ---------------     --------------    -------------
                  NET INCREASE IN NET ASSETS RESULTING
                         FROM PARTICIPANT TRANSACTIONS          383,171,774        333,936,510      356,052,262
                                                            ---------------     --------------    -------------
                            NET INCREASE IN NET ASSETS          499,115,541        410,548,172      416,123,662
NET ASSETS
 Beginning of year ........................................   1,196,366,887        785,818,715      369,695,053
                                                            ---------------     --------------    -------------
 End of year ..............................................  $1,695,482,428     $1,196,366,887    $ 785,818,715
                                                            ===============     ==============    =============

                See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Years Ended December 31,
                                                            ------------------------------------------------------
                                                                       1999              1998              1997
                                                            ---------------    --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net increase in net assets resulting from operations .....  $  115,943,767    $   76,611,662    $   60,071,400
 Adjustments to reconcile net increase in net assets
   resulting from operations to net cash used in
   operating activities:
  Increase in investments .................................    (475,537,558)     (409,958,664)     (433,355,406)
  Decrease in receivable from
    securities transactions ...............................              --                --        47,480,000
  Increase in other assets ................................     (14,271,470)       (3,719,197)       (7,087,554)
  Decrease in payable for
    securities transactions ...............................              --           (10,463)      (51,344,156)
  Increase in accrued real estate property
    level expenses and taxes ..............................       6,992,799         1,088,936         5,021,258
  Increase in security deposits held ......................       3,659,536           584,465         1,305,958
  Increase (decrease) in minority interest ................     (19,913,592)        1,631,496        18,282,096
                                                            ---------------    --------------    --------------
                                      NET CASH USED IN
                                  OPERATING ACTIVITIES         (383,126,518)     (333,771,765)     (359,626,404)
                                                            ---------------    --------------    --------------
CASH FLOWS FROM PARTICIPANT TRANSACTIONS
 Premiums .................................................     126,200,561        91,248,578        52,344,830
 TIAA seed money withdrawn--Note 1 ........................              --       (76,666,109)      (37,915,190)
 Net participant transfers from TIAA ......................      24,155,178        26,568,616        43,681,385
 Net participant transfers from CREF Accounts .............     269,199,426       310,999,448       307,493,199
 Annuity and other periodic payments ......................      (6,330,436)       (3,209,761)       (1,499,054)
 Withdrawals and death benefits ...........................     (30,052,955)      (15,004,262)       (8,052,908)
                                                            ---------------    --------------    --------------
                                  NET CASH PROVIDED BY
                              PARTICIPANT TRANSACTIONS          383,171,774       333,936,510       356,052,262
                                                            ---------------    --------------    --------------
                       NET INCREASE (DECREASE) IN CASH               45,256           164,745        (3,574,142)
CASH
 Beginning of year ........................................         572,343           407,598         3,981,740
                                                            ---------------    --------------    --------------
 End of year ..............................................  $      617,599    $      572,343    $      407,598
                                                            ===============    ==============    ==============

                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Organization

The TIAA Real Estate Account ("Account") is a segregated investment account of Teachers Insurance and Annuity Association of America ("TIAA") and was established by resolution of TIAA's Board of Trustees on February 22, 1995, under the insurance laws of the State of New York, for the purpose of funding variable annuity contracts issued by TIAA. Teachers REA, LLC, a wholly-owned subsidiary of the Account, began operations in July 1996 and holds two properties in Virginia. Light Street Partners, L.P. ("Light Street"), a partnership in which the Account holds a 100% interest, began operations in March 1997 and holds seven office buildings throughout the United States. Prior to April 30, 1999, when the Account purchased the remaining 10% interest, the Account had a 90% interest in Light Street. Teachers REA II, LLC, a wholly-owned subsidiary of the Account, began operations in October 1997 and holds one property in Pennsylvania. Teachers REA III, LLC, a wholly-owned subsidiary of the Account, began operations in July 1998 and holds one property in Florida.

The Account commenced operations on July 3, 1995 with a $100,000,000 seed money investment by TIAA. TIAA purchased 1,000,000 Accumulation Units in the Account and such Units shared in the prorata investment experience of the Account and were subject to the same valuation procedures and expense deductions as all other Accumulation Units of the Account. The initial registration statement of the Account filed by TIAA with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 became effective on October 2, 1995. The Account began to offer Accumulation Units and Annuity Units to participants other than TIAA on October 2, and November 1, 1995, respectively. In August 1996, the Account's net assets first reached $200 million and, as required under a five year repayment schedule approved by the New York State Insurance Department ("NYID"), TIAA began to redeem its seed money Accumulation Units in monthly installments of 16,667 Units beginning in September 1996. Since the Account's assets were growing rapidly, TIAA in October 1997, with NYID approval, modified the seed money redemption schedule by increasing the monthly redemption of Units to a level equal to the value of 25% of the Account's net asset growth for the prior month, with no fewer than 16,667 Units and no more than 100,000 Units to be redeemed each month. These withdrawals were made at prevailing daily net asset values and are reflected in the accompanying consolidated financial statements. By the end of 1998, all of TIAA's Accumulation Units had been withdrawn.

The investment objective of the Account is a favorable long-term rate of return primarily through rental income and capital appreciation from real estate investments owned by the Account. The Account also invests in publicly-traded securities and other instruments to maintain adequate liquidity for operating expenses, capital expenditures and to make benefit payments.

                           TIAA REAL ESTATE ACCOUNT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


Note 1--Organization (Concluded)

TIAA employees, under the direction of TIAA's Board of Trustees and its Investment Committee, manage the investment of the Account's assets pursuant to investment management procedures adopted by TIAA for the Account. TIAA's investment management decisions for the Account are also subject to review by the Account's independent fiduciary, Institutional Property Consultants, Inc. TIAA also provides all portfolio accounting and related services for the Account. TIAA-CREF Individual & Institutional Services, Inc. ("Services"), a subsidiary of TIAA, which is registered with the Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc., provides administrative and distribution services pursuant to a Distribution and Administrative Services Agreement with the Account.

Note 2--Significant Accounting Policies

The preparation of financial statements may require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income, expenses and related disclosures. Actual results may differ from those estimates. The following is a summary of the significant accounting policies consistently followed by the Account, which are in conformity with accounting principles generally accepted in the United States.

Basis of Presentation: The accompanying consolidated financial statements include the Account and its wholly-owned subsidiaries, Teachers REA, LLC, Teachers REA II, LLC, Teachers REA III, LLC, Inc and Light Street. All significant intercompany accounts and transactions have been eliminated in consolidation.

Valuation of Real Estate Properties: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Investment Committee of the Board of Trustees and in accordance with the responsibilities of the Board as a whole; accordingly, the Account does not record depreciation. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determination of fair value involves subjective judgement because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Real estate properties owned by the Account are initially valued at their respective purchase prices (including acquisition costs). Subsequently, independent appraisers value each real estate property at least once a year. The independent fiduciary must approve all independent appraisers used by the Account. The independent fiduciary can also require additional appraisals if it believes that a property's value has changed materially or otherwise to assure that the Account is valued correctly. TIAA's appraisal staff performs a valuation review of each real estate property on a quarterly basis and updates the property value if it believes that the value of the property has changed since the previous valuation review or appraisal. The independent fiduciary reviews and approves any such valuation adjustments which exceed certain prescribed limits. TIAA continues to use the revised value to calculate the Account's net asset value until the next valuation review or appraisal.

                           TIAA REAL ESTATE ACCOUNT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2--Significant Accounting Policies (Concluded)

Valuation of Marketable Securities: Equity securities listed or traded on any United States national securities exchange are valued at the last sale price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such exchange. Short-term money market instruments are stated at market value. Portfolio securities for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Investment Committee of the Board of Trustees and in accordance with the responsibilities of the Board as a whole.

Accounting for Investments: Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement date). Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees to local property management companies, property taxes, utilities, maintenance, repairs, insurance and other operating and administrative costs. An estimate of the net operating income earned from each real estate property is accrued by the Account on a daily basis and such estimates are adjusted as soon as actual operating results are determined. Realized gains and losses on real estate transactions are accounted for under the specific identification method.

Securities transactions are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned and, for short-term money market instruments, includes accrual of discount and amortization of premium. Dividend income is recorded on the ex-dividend date. Realized gains and losses on securities transactions are accounted for on the average cost basis.

Federal Income Taxes: Based on provisions of the Internal Revenue Code, the Account is taxed as a segregated asset account of TIAA. The Account should incur no material federal income tax attributable to the net investment experience of the Account.

                           TIAA REAL ESTATE ACCOUNT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3--Management Agreements

Under established management agreements, various services necessary for the operation of the Account are provided, at cost, by TIAA and Services. TIAA provides investment management services for the Account while distribution and administrative services are provided by Services in accordance with a Distribution and Administrative Services Agreement between the Account and Services. Prior to April 30, 1999, an affiliate of the former minority partner in Light Street provided certain management services for the properties owned by Light Street. The charges for such services, for the year ended December 31, 1999 amounted to $345,928 ($855,810 in 1998 and 507,829 in 1997) for investment advisory expenses and $104,673 ($102,953 in 1998 and $0 in 1997) for administrative expenses which are recorded accordingly in the accompanying consolidated statements of operations. TIAA also provides a liquidity guarantee to the Account, for a fee, to ensure that sufficient funds are available to meet participant transfer and cash withdrawal requests in the event that the Account's cash flows and liquid investments are insufficient to fund such requests. TIAA also receives a fee for assuming certain mortality and expense risks.

Fee payments are made from the Account on a daily basis to TIAA and Services according to formulas established each year with the objective of keeping the fees as close as possible to the Account's actual expenses. Any differences between actual expenses and daily charges are adjusted quarterly.

Note 4--Real Estate Properties

Had the Account's real estate properties which were purchased during the year ended December 31, 1999 been acquired at the beginning of the period (January 1, 1999), rental income and real estate property level expenses and taxes for the year ended December 31, 1999 would have increased by approximately $30,886,000 and $11,806,000 respectively. In addition, interest income for the year ended December 31, 1999 would have decreased by approximately $15,431,000. Accordingly, the total proforma effect on the Account's net investment income for the year ended December 31, 1999 would have been an increase of approximately $3,649,000, if the real estate properties acquired during the year ended December 31, 1999 had been acquired at the beginning of the period.

                           TIAA REAL ESTATE ACCOUNT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5--Leases

The Account's real estate properties are leased to tenants under operating lease agreements which expire on various dates through 2021. Aggregate minimum annual rentals for the properties owned, excluding short-term residential leases, are as follows:


  Years Ending
  December 31,
  ------------
  2000            $ 91,384,000
  2001              81,019,000
  2002              70,055,000
  2003              59,368,000
  2004              50,531,000
  Thereafter       139,129,000
                  ------------
  Total           $491,486,000
                  ============

Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts.

                           TIAA REAL ESTATE ACCOUNT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6--Condensed Consolidated Financial Information
Selected condensed consolidated financial information for an Accumulation Unit of the Account is presented below.

                                                                                               July 3, 1995
                                                        For the Years Ended                    (Commencement
                                                           December 31,                      of Operations) to
                                       ----------------------------------------------------     December 31,
                                          1999          1998          1997           1996        1995 (1)
                                       ---------     ---------     ---------      ---------  -----------------
Per Accumulation Unit Data:
Rental income ......................   $  12.168     $  10.425     $   7.288      $   6.012    $   0.159
Real estate property level
  expenses and taxes ...............       3.975         3.403         2.218          1.850        0.042
                                       ---------     ---------     ---------      ---------    ---------
             Real estate income, net       8.193         7.022         5.070          4.162        0.117
Dividends and interest .............       2.292         3.082         2.709          3.309        2.716
                                       ---------     ---------     ---------      ---------    ---------
                        Total income      10.485        10.104         7.779          7.471        2.833
Expense charges (2) ................       0.853         0.808         0.580          0.635        0.298
                                       ---------     ---------     ---------      ---------    ---------
              Investment income, net       9.632         9.296         7.199          6.836        2.535
Net realized and unrealized
  gain on investments ..............       1.164          .579         3.987          1.709        0.031
                                       ---------     ---------     ---------      ---------    ---------
Net increase in
  Accumulation Unit Value ..........      10.796         9.875        11.186          8.545        2.566
Accumulation Unit Value:
 Beginning of period ...............     132.172       122.297       111.111        102.566      100.000
                                       ---------     ---------     ---------      ---------    ---------
 End of period .....................   $ 142.968     $ 132.172     $ 122.297      $ 111.111    $ 102.566
                                       =========     =========     =========      =========    =========
Total return .......................        8.17%         8.07%        10.07%          8.33%        2.57%
Ratios to Average Net Assets:
 Expenses (2) ......................        0.63%         0.64%         0.58%          0.61%        0.30%
 Investment income, net ............        7.13%         7.34%         7.25%          6.57%        2.51%
Portfolio turnover rate:
 Real estate properties ............        4.46%            0%            0%             0%           0%
 Securities ........................       27.68%        24.54%         7.67%         15.04%           0%
Thousands of Accumulation Units
  outstanding at end of period .....      11,487         8,834         6,313          3,296        1,172

(1) The percentages shown for this period are not annualized.

(2) Expense charges per Accumulation Unit and the Ratio of Expenses to Average Net Assets include the portion of expenses related to the 10% minority interest in Light Street and exclude real estate property level expenses and taxes. If the real estate property level expenses and taxes were included, the expense charge per Accumulation Unit for the year ended December 31, 1999 would be $4.828 ($4.211, $2.798 and $2.485 for the years ended December 31, 1998, 1997 and 1996 respectively, and $0.340 for the period July 3, 1995 through December 31, 1995) and the Ratio of Expenses to Average Net Assets for the year ended December 31, 1999 would be 3.58% (3.32%, 2.82% and 2.39% for the years ended December 31, 1998, 1997 and 1996 respectively, and 0.34% for the period July 3, 1995 through December 31, 1995).

                           TIAA REAL ESTATE ACCOUNT
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7--Accumulation Units

Changes in the number of Accumulation Units outstanding were as follows:

                                                                For the Years Ended
                                                                   December 31,
                                                   ----------------------------------------
                                                         1999           1998           1997
                                                   ----------      ---------      ---------
Accumulation Units:
  Credited for premiums ........................      918,728        511,462        448,822
 Credited for transfers, net disbursements and
   amounts applied to the Annuity Fund .........    1,734,721      2,009,434      2,568,407
 Outstanding:
   Beginning of year ...........................    8,833,911      6,313,015      3,295,786
                                                   ----------      ---------      ---------
  End of year ..................................   11,487,360      8,833,911      6,313,015
                                                   ==========      =========      =========

                           TIAA REAL ESTATE ACCOUNT
                     CONSOLIDATED STATEMENT OF INVESTMENTS
                               December 31, 1999


REAL ESTATE PROPERTIES--77.81%

Location/Description                                                   Value
--------------------                                                   -----
Arizona:
 Biltmore Commerce Center -- Office building ..................     $38,500,000
 Southbank Building -- Office building ........................      13,000,000
California:
 88 Kearny Street -- Office building ..........................      72,400,000
 Eastgate Distribution Center -- Industrial building ..........      13,300,000
 IDI California Portfolio -- Industrial building ..............      36,500,000
 Larkspur Courts -- Apartments ................................      55,300,000
 Ontario Industrial Properties -- Industrial building .........      24,650,000
 Westcreek -- Apartments ......................................      15,511,245
Colorado:
 Arapahoe Park East -- Industrial building ....................      11,850,000
 The Lodge at Willow Creek -- Apartments ......................      30,000,000
 Monte Vista -- Apartments ....................................      20,500,000
Florida:
 Corporate Center at Sawgrass -- Office building ..............      14,200,000
 Golfview -- Apartments .......................................      27,510,000
 The Greens at Metrowest -- Apartments ........................      14,100,000
 Plantation Grove -- Shopping center ..........................       7,350,000
 Royal St. George -- Apartments ...............................      16,500,000
 Sawgrass Portfolio -- Office building ........................      25,000,000
 Westinghouse Facility -- Industrial building .................       6,200,000
Illinois:
 Columbia Center III -- Office building .......................      42,100,000
 Glenpointe Business Park -- Industrial building ..............      16,100,000
 Parkview Plaza -- Office building ............................      52,436,321
 Rockrun Business Park -- Industrial building .................       9,350,000
 Rolling Meadows -- Shopping center ...........................      12,110,000
 Woodcreek Business Park -- Industrial building ...............       6,976,343
Iowa:
 Interstate Acres -- Industrial building ......................      14,100,000
Kentucky:
 IDI Kentucky Portfolio -- Industrial building ................      25,400,000
Maryland:
 FedEx Distribution Facility -- Industrial building ...........       7,800,000
 Longview Executive Park -- Office building ...................      28,400,000
 Saks Distribution Center -- Industrial building ..............      30,325,000
Massachusetts:
 Two Newton Center -- Office building .........................      20,300,000

Location/Description                                                         Value
--------------------                                                         -----
Michigan:
 Indian Creek -- Apartments .......................................     $  17,108,785
Minnesota:
 Interstate Crossing -- Industrial building .......................         6,400,000
 River Road Distribution Center -- Industrial building ............         4,300,000
Nevada:
 UPS Distribution Facility -- Industrial building .................        11,000,000
New Jersey:
 371 Hoes Lane -- Office building .................................        16,800,000
 10 Waterview Boulevard -- Office building ........................        31,200,000
 Konica Photo Imaging Headquarters -- Industrial building .........        17,051,474
New York:
 780 Third Avenue -- Office building ..............................       162,500,000
 The Colorado -- Apartments .......................................        56,547,289
North Carolina:
 Lynnwood Collection -- Shopping center ...........................         7,700,000
 Millbrook Collection -- Shopping center ..........................         7,100,000
Ohio:
 Bent Tree -- Apartments ..........................................        14,500,000
 Columbus Portfolio -- Office building ............................        33,701,672
 Northmark Business Center -- Office building .....................        13,000,000
Oregon:
 Five Centerpointe -- Office building .............................        18,000,948
Pennsylvania:
 Lincoln Woods -- Apartments ......................................        22,952,310
Texas:
 Butterfield Industrial Park -- Industrial building ...............         4,850,000(1)
 The Crest at Shadow Mountain -- Apartments .......................         9,700,000
 The Legends at Chase Oaks -- Apartments ..........................        27,800,000
Utah:
 USF&G Building -- Office building ................................         8,722,167
Virginia:
 Fairgate at Ballston -- Office building ..........................        30,800,000
 Monument Place -- Office building ................................        36,100,000
 River Oaks -- Shopping center ....................................        12,100,000
Washington:
 The Bay Court at Harbour Pointe -- Apartments ....................        34,800,000
                                                                        -------------

TOTAL REAL ESTATE PROPERTIES (Cost $1,253,650,281).................     1,312,503,554
                                                                        -------------

(1) Leasehold interest only.

MARKETABLE SECURITIES--22.19%

REAL ESTATE INVESTMENT TRUSTS--4.70%


  Shares     Issuer                                                       Value
   89,900    AMB Property Corporation Series A ......................   $1,781,144
   19,200    Avalon Bay Communities, Inc. Pfd Series F ..............      386,400
   46,800    Boston Properties, Inc .................................    1,456,650
  102,400    Bradley Real Estate, Inc. ..............................    1,785,600
  130,400    Brandywine Realty Trust ................................    2,135,300
  200,000    Carramerica Realty Corporation, Pfd Series B. ..........    3,225,000
   58,000    Centerpoint Properties Corp. ...........................    2,080,750
   42,500    Colonial Properties Trust ..............................      985,469
  158,400    Cornerstone Properties, Inc ............................    2,316,600
  113,100    Corporate Office Properties Trust, Inc .................      862,387
   90,000    Developers Diversified Realty Corp. ....................    1,541,250
  221,300    Duke-Weeks Realty Corp. ................................    4,315,350
  214,100    Equity Office Properties Trust. ........................    5,272,212
  200,000    Equity Office Properties Trust Pfd Series A. ...........    4,200,000
  121,700    Equity Residential Properties Trust. ...................    5,195,069
  100,000    Equity Residential, Pfd Series G. ......................    1,975,000
  100,000    Equity Residential Properties, Pfd Series L. ...........    1,887,500
   25,000    Federal Realty Investment Trust Pfd. ...................      432,812
  100,000    First Industrial Realty Trust, Inc. Pfd ................    1,912,500
   98,300    Gables Residential Trust, Pfd Series A. ................    1,800,119
   74,900    Hospitality Properties Trust ...........................    1,427,781
  149,800    Macerich Company .......................................    3,117,713
   25,159    New Plan Excel Realty Trust ............................      397,827
   25,000    Prologis Trust .........................................      481,250
   19,900    Prologis Trust-Pfd Series A ............................      398,000
  127,700    Public Storage, Inc. ...................................    2,897,193
   93,600    Rouse Company ..........................................    1,989,000
  280,900    Simon Property Group, Inc. .............................    6,443,144
   84,750    Spieker Properties, Inc ................................    3,088,078
  174,455    Starwood Financial Trust ...............................    2,954,832
   26,000    Starwood Financial, Inc Series C Pfd ...................      373,750
  140,000    Starwood Hotels & Resorts Worldwide ....................    3,290,000
   35,500    Storage USA, Inc .......................................    1,073,875
  100,400    Taubman Centers, Inc ...................................    1,079,300
   35,000    Taubman Centers, Inc Pfd Series A ......................      529,375
   62,800    United Dominion Realty Trust, Inc ......................    1,122,550
  112,100    Urban Shopping Centers, Inc. ...........................    3,040,712
                                                                        ----------
TOTAL REAL ESTATE INVESTMENT TRUSTS (Cost $100,498,293)..............   79,251,492
                                                                        ----------

CORPORATE BONDS--0.59%

   Principal       Issuer, Coupon and Maturity Date
   ---------       --------------------------------
$   5,000,000      Avco Financial Services, Inc.
                    5.75% 01/23/01 ...................................   4,936,150
    5,000,000      Ford Motor Credit Co.
                    5.75% 01/25/01 ...................................   4,944,350
                                                                         ---------
TOTAL CORPORATE BONDS (Cost $10,034,650)                                 9,880,500
                                                                         =========

   Principal   Issuer, Coupon and Maturity Date                        Value
   ---------   --------------------------------                        -----
GOVERNMENT AGENCIES--0.63%
 10,640,000    Federal Home Loan Mortgage Corporation ..........
                5.59% 01/11/00 .................................   $   10,623,907
                                                                   --------------
TOTAL GOVERNMENT AGENCIES (Amortized cost $10,623,478)........         10,623,907
                                                                   --------------
COMMERCIAL PAPER--16.27%
 15,000,000    Asset Securitization Cooperative Corp
                5.90% 01/31/00 .................................       14,927,667
 10,000,000    Corporate Asset Funding Corp, Inc.
                5.92% 02/01/00 .................................        9,950,222
 14,000,000    Deutsche Bank
                5.80% 03/31/00 .................................       13,991,218
 17,725,000    Dupont (E.I.) De Nemours & Co.
                5.76% 01/26/00 .................................       17,653,056
  7,140,000    Equilon Enterprises LLC
                6.25% 01/11/00 .................................        7,127,848
 13,850,000    Equilon Enterprises LLC
                6.55% 01/13/00 .................................       13,822,142
  3,375,000    Equilon Enterprises LLC
                5.87% 02/03/00 .................................        3,357,150
  6,175,000    General Electric Capital Corp.
                6.02% 01/24/00 .................................        6,151,864
 20,000,000    Goldman Sachs Group, LP
                6.07% 02/07/00 .................................       19,881,778
 13,100,000    J.P. Morgan & Co.
                6.15% 01/10/00 .................................       13,079,732
 12,675,000    Lucent Technologies Inc.
                5.72% 02/15/00 .................................       12,583,980
 12,150,000    McGraw Hill, Inc.
                5.25% 01/28/00 .................................       12,096,891
 15,275,000    Merck, Inc.
                5.72% 02/03/00 .................................       15,194,212
 10,000,000    Morgan Stanley Dean Witter
                6.00% 01/07/00 .................................        9,992,514
 15,000,000    National Fuel Gas Co.
                6.20% 02/23/00 .................................       14,870,625
  1,350,000    National Fuel Gas Co.
                5.87% 03/01/00 .................................        1,336,584
 20,000,000    National Rural Utilities Coop Finance
                5.78% 02/14/00 .................................       19,860,000
 15,000,000    National Rural Utilities Coop Finance
                5.92% 03/07/00 .................................       14,841,991
 10,000,000    Park Avenue Receivables Corp.
                6.06% 01/27/00 .................................        9,957,850
 17,006,000    Pfizer, Inc.
                5.76% 02/29/00 .................................       16,846,710
 14,000,000    Receivables Capital Corp.
                6.40% 01/14/00 .................................       13,969,675
 13,070,000    Salomon Smith Barney Holdings, Inc.
                6.00% 01/20/00 .................................       13,029,193
                                                                   --------------
TOTAL COMMERCIAL PAPER (Amortized cost $274,505,782)..........        274,522,902
                                                                   --------------
TOTAL MARKETABLE SECURITIES (Cost $395,662,203)...............        374,278,801
                                                                   --------------
TOTAL INVESTMENTS--100.00% (Cost $1,649,312,484)..............     $1,686,782,355
                                                                   ==============


                See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                               PROFORMA CONDENSED
                 STATEMENT OF ASSETS AND LIABILITIES (Unaudited)

                               December 31, 1999

                                                                        Proforma
                                                 Historical            Adjustments             Proforma
                                                 ----------            -----------             --------
ASSETS
 Investments, at value:
  Real estate properties ...................   $1,312,503,554         $   19,431,200 (a)    $1,331,934,754
  Marketable securities ....................      374,278,801            (19,431,200)(a)       354,847,601
 Cash ......................................          617,599                     --               617,599
 Other .....................................       32,057,761                     --            32,057,761
                                               --------------         --------------        --------------
                                TOTAL ASSETS    1,719,457,715                     --         1,719,457,715
                                               --------------         --------------        --------------
LIABILITIES
 Accrued real estate property level expenses
   and taxes ...............................       18,425,328                     --            18,425,328
 Security deposits held ....................        5,549,959                     --             5,549,959
                                               --------------         --------------        --------------
                           TOTAL LIABILITIES       23,975,287                     --            23,975,287
                                               --------------         --------------        --------------
NET ASSETS
 Accumulation Fund .........................    1,642,327,173                     --         1,642,327,173
 Annuity Fund ..............................       53,155,255                     --            53,155,255
                                               --------------         --------------        --------------
                            TOTAL NET ASSETS   $1,695,482,428                     --        $1,695,482,428
                                               ==============         ==============        ==============


             See notes to proforma condensed financial statements.

                           TIAA REAL ESTATE ACCOUNT
                              PROFORMA CONDENSED
                      STATEMENT OF OPERATIONS (Unaudited)

                     For the Year Ended December 31, 1999

                                                                          Proforma
                                                    Historical           Adjustments            Proforma
                                                    ----------           -----------            --------
INVESTMENT INCOME
Income:
 Real estate income, net:
  Rental income ................................   $132,316,878         $   32,626,389(b)     $164,943,267
                                                   ------------         --------------        ------------
  Real estate property level expenses and taxes:
   Operating expenses ..........................     27,334,060              7,893,196(b)       35,227,256
   Real estate taxes ...........................     15,892,736              4,692,572(b)       20,585,308
                                                   ------------         --------------        ------------
  Total real estate property level expenses and
    taxes ......................................     43,226,796             12,585,768          55,812,564
                                                   ------------         --------------        ------------
 Real estate income, net .......................     89,090,082             20,040,621         109,130,703
 Interest and dividends ........................     24,932,733            (16,759,357)(c)       8,173,376
                                                   ------------         --------------        ------------
TOTAL INCOME ...................................    114,022,815              3,281,264         117,304,079
EXPENSES .......................................      9,278,410                551,000(d)        9,829,410
                                                   ------------         --------------        ------------
INVESTMENT INCOME--NET .........................    104,744,405              2,730,264         107,474,669
NET REALIZED AND UNREALIZED
  GAIN ON INVESTMENTS ..........................      9,834,743                     --           9,834,743
                                                   ------------         --------------        ------------
NET INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS
  BEFORE MINORITY INTEREST .....................    114,579,148              2,730,264         117,309,412
MINORITY INTEREST ..............................      1,364,619                     --           1,364,619
                                                   ------------         --------------        ------------
NET INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS ....................   $115,943,767         $    2,730,264        $118,674,031
                                                   ============         ==============        ============

             See notes to proforma condensed financial statements.

                           TIAA REAL ESTATE ACCOUNT
          NOTES TO PROFORMA CONDENSED FINANCIAL STATEMENTS (Unaudited)

Note 1--Purpose and Assumptions

As required by the Securities and Exchange Commission under Regulation S-X
Article 11-01(5), these proforma condensed financial statements of the TIAA Real Estate Account ("Account") have been prepared because the Account has made significant purchases of real estate properties during the period January 1, 1999 through the date of this prospectus. Various assumptions have been made in order to prepare these proforma condensed financial statements. The proforma condensed statement of assets and liabilities has been prepared assuming real estate properties purchased during the period January 1, 2000 through the date of this prospectus were purchased as of December 31, 1999. The proforma condensed statement of operations has been prepared assuming all real estate properties purchased during the period January 1, 1999 through the date of this prospectus were purchased as of January 1, 1999.

Note 2--Proforma Adjustments

The following proforma adjustments were made in preparing the proforma condensed financial statements to reflect the purpose described in Note 1.

Proforma Condensed Statement of Assets and Liabilities:

(a) To record the cost of the properties purchased during the period January 1, 2000 through the date of this prospectus, assuming such properties were purchased as of December 31, 1999.

Proforma Condensed Statement of Operations:

(b) To record the rental income and real estate property level expenses of the real estate properties purchased during the period January 1, 1999 through the date of this prospectus, assuming such properties were owned for the period January 1, 1999 through December 31, 1999.

(c) To record the decrease in interest and dividend income from having less cash to invest in marketable securities, assuming the real estate properties purchased during the period January 1, 1999 through the date of this prospectus had been purchased as of January 1, 1999.

(d) To record additional investment advisory charges which would have been incurred during 1999, assuming the real estate properties purchased during the period January 1, 1999 through the date of this prospectus had been purchased as of January 1, 1999.

[ERNST & YOUNG LLP LOGO]    - 1211 Avenue of the America    - Phone 212 773 4900
                              New York, New York 10036        Fax: 212 773 6501



                         REPORT OF INDEPENDENT AUDITORS

To the Board of Trustees of TIAA

We have audited the statement of revenues and certain expenses of the property ("The Colorado") as described in Note 2 for the year ended December 31, 1997. The financial statement is the responsibility of the The Colorado's management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-1 of the TIAA Real Estate Account and is not intended to be a complete presentation of the The Colorado's revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of The Colorado, as described in Note 2, for the year ended December 31, 1997, in conformity with generally accepted accounting principles.


                                        /s/ Ernst & Young LLP



March 26, 1999

                                 The Colorado
                  Statement of Revenues and Certain Expenses
                         Year ended December 31, 1997

Revenues:
 Rental income .................................    $5,732,550
 Other income ..................................       155,611
 Interest income ...............................        32,440
                                                    ----------
Total revenues .................................     5,920,601
                                                    ----------
Certain expenses:
 Property operating and maintenance ............       979,498
 Real estate taxes .............................     1,342,944
 Management fees ...............................        85,004
 General and administrative ....................        87,578
                                                    ----------
Total expenses .................................     2,495,024
                                                    ----------
Revenues in excess of certain expenses .........    $3,425,577
                                                    ==========

See accompanying notes.

                                 The Colorado
              Notes to Statement of Revenues and Certain Expenses
                               December 31, 1997

1. Business

The accompanying statement of revenues and certain expenses relates to the operations of The Colorado (the "Property"). The Property was acquired in December 1998 by the TIAA Real Estate Account.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenues and certain expenses was prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by the TIAA Real Estate Account in the future operations of the aforementioned property. Expenses excluded consist of interest, depreciation and amortization.


Use of Estimates

The preparation of the statement of revenues and certain expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the statement of revenues and certain expenses and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Property is leased to tenants under operating leases. Rental revenue attributable to leases is recognized on a straight line basis over the term of the respective lease, which are generally one year.

3. Management Agreement

Management services for the Property are provided by Charles H. Greenthal and Company, Inc.

[ERNST & YOUNG LLP LOGO]    - 1211 Avenue of the America    - Phone 212 773 4900
                              New York, New York 10036        Fax: 212 773 6501



                        REPORT OF INDEPENDENT AUDITORS


To the Board of Trustees of TIAA

We have audited the statement of revenues and certain expenses of the property ("Larkspur Courts Apartments") as described in Note 2 for the year ended December 31, 1998. The financial statement is the responsibility of Larkspur Courts Apartments' management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-1 of the TIAA Real Estate Account and is not intended to be a complete presentation of the Larkspur Courts Apartments' revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of Larkspur Courts Apartments, as described in Note 2, for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


                                             /s/ Ernst & Young LLP


August 11, 1999

                          Larkspur Courts Apartments
                   Statement of Revenues and Certain Expenses
                         Year ended December 31, 1998

Revenues:
 Rental income .................................    $4,941,728
 Other income ..................................       103,020
                                                    ----------
Total revenues .................................     5,044,748
                                                    ----------
Certain expenses:
 Property operating and maintenance ............       852,561
 Real estate taxes .............................       616,613
 Management fees ...............................       171,434
                                                    ----------
                                                     1,640,608
                                                    ----------
Revenues in excess of certain expenses .........    $3,404,140
                                                    ==========

See accompanying notes.

                          Larkspur Courts Apartments
                  Statement of Revenues and Certain Expenses
                         Year ended December 31, 1998

1. Business

The accompanying statement of revenues and certain expenses relates to the operations of Larkspur Courts Apartments (the "Property") located in Larkspur, Mann County, California. The Property was acquired in August 1999 by the TIAA Real Estate Account.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenues and certain expenses was prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by the TIAA Real Estate Account in the future operations of the aforementioned property. Expenses excluded consist of interest, depreciation and amortization.


Use of Estimates

The preparation of the statement of revenues and certain expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the statement of revenues and certain expenses and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The property is leased to tenants under operating leases. Rental revenue attributable to leases is recognized on a straight line basis over the term of the respective lease, which are generally one year.

3. Management Agreement

Management services for the Property are provided by Legacy Partners. Fees paid for such services are generally based on 2.0% of monthly rent, plus 1% of Controllable Profit, plus 18% of the improvement of Controllable Profit over the profit year as defined in the Management Agreement.

[ERNST & YOUNG LLP LOGO]    - 1211 Avenue of the America    - Phone 212 773 4900
                              New York, New York 10036        Fax: 212 773 6501



                        REPORT OF INDEPENDENT AUDITORS


To the Board of Trustees of TIAA

We have audited the statement of revenues and certain expenses of the property ("88 Kearny Street") as described in Note 2 for the year ended December 31, 1998. The financial statement is the responsibility of 88 Kearny Street's management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form S-1 of the TIAA Real Estate Account and is not intended to be a complete presentation of the 88 Kearny Street's revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of 88 Kearny Street, as described in Note 2, for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                           /s/ Ernst & Young LLP


July 21, 1999

                               88 Kearny Street
                  Statement of Revenues and Certain Expenses
                         Year Ended December 31, 1998

Revenues:
 Rental income .................................    $7,871,914
 Other income ..................................        65,421
                                                    ----------
Total revenues .................................     7,937,335
                                                    ----------
Certain expenses:
 Property operating and maintenance ............     1,696,019
 Real estate taxes .............................       502,244
 Management fees ...............................       432,676
                                                    ----------
                                                     2,630,939
                                                    ----------
Revenues in excess of certain expenses .........    $5,306,396
                                                    ==========

See accompanying notes.

                               88 Kearny Street
            Notes to the Statement of Revenues and Certain Expenses
                               December 31, 1998


1. Business

The accompanying statement of revenues and certain expenses relates to the operations of 88 Kearny Street (the "Property") located in San Francisco, California. The Property was acquired in July 1999 by the TIAA Real Estate Account.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statement of revenues and certain expenses was prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, the financial statement excludes certain expenses that may not be comparable to those expected to be incurred by the TIAA Real Estate Account in the future operations of the aforementioned property. Expenses excluded consist of interest, partnership expense, depreciation and amortization.

Use of Estimates

The preparation of the statement of revenues and certain expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the statement of revenues and certain expenses and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The property is leased to tenants under operating leases. Rental revenue attributable to leases is recognized on a straight line basis over the term of the respective lease.

3. Management Agreement

Management services for the Property are provided by Jay Mont Properties. Fees paid for such services are generally based on 2.5% of monthly rent as defined in the Management Agreement.

[Friedman Alpren & Green LOGO]
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS                1700 BROADWAY
                                                            NEW YORK, NY 10019
                                                            212-582-1600
                                                            FAX 212-265-4761
                                                            www.nyccpas.com


                         INDEPENDENT AUDITORS' REPORT


To the Management of Teachers Insurance
 and Annuity Association

We have audited the accompanying statement of revenues and certain expenses of the property located at 780 Third Avenue, New York, New York, described in Note 1 (the "Property"), for the year ended December 31, 1998. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, as described in Note 1, is not intended to be a complete presentation of the Property's revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


                                           /s/ Friedman Alpren & Green LLP

June 17, 1999

                               780 THIRD AVENUE
                              NEW YORK, NEW YORK

                  STATEMENT OF REVENUES AND CERTAIN EXPENSES
                                (In Thousands)


                                                    Three Months
                                                       Ended
                                                     March 31,     Year Ended
                                                        1999      December 31,
                                                    (Unaudited)       1998
                                                    ------------  ------------
Revenues
 Base rents ......................................     $4,561       $17,517
 Escalation charges ..............................        244         1,161
 Conference center income ........................         68           295
 Storage and tenant services .....................         24           113
 Miscellaneous ...................................         --             6
                                                       ------       -------
                                                        4,897        19,092
                                                       ------       -------
Certain expenses
 Operating .......................................        707         2,691
 Administrative ..................................        222           784
 Real estate taxes ...............................      1,000         3,861
 Bad debts .......................................         --           107
                                                       ------       -------
                                                        1,929         7,443
                                                       ------       -------
Excess of revenues over certain expenses .........     $2,968       $11,649
                                                       ======       =======

The accompanying notes are an integral part of this financial statement.

                               780 THIRD AVENUE
                              NEW YORK, NEW YORK

              NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1--ORGANIZATION AND BASIS OF PRESENTATION

The Property is a 50-story office building located at 780 Third Avenue in New York City and is owned by 780 Third Avenue Associates (a general partnership). It has an aggregate net rentable area of approximately 487,000 square feet (approximately 92% of which is leased at March 31, 1999). The Property's accounting records are maintained in accordance with generally accepted accounting principles.

The accompanying financial statement is presented in conformity with Rule 3-14 of the Securities and Exchange Commission. Accordingly, the financial statement is not representative of the actual operations for the periods presented, as certain expenses, which may not be comparable to the expenses expected to be incurred in the future operations of the acquired property, have been excluded. Expenses excluded consist of interest, depreciation and amortization, leasing expenses and certain professional fees not directly related to the future operations of the Property.

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The statement of revenues and certain expenses for the three months ended March 31, 1999 is unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of this statement of revenues and certain expenses for the interim period on the basis described above have been included. The results for such interim period are not necessarily indicative of the results for an entire year.

2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICY

Revenue Recognition

Rental income is recognized from leases with scheduled rent increases on a straight-line basis over the lease term. Escalation rents based on payments for real estate taxes and operating expenses are estimated and accrued.

                               780 THIRD AVENUE
                              NEW YORK, NEW YORK

        NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES (Continued)

3--OPERATING LEASES

Office and retail space in the Property is rented to tenants under various operating leases. Approximate minimum future rentals required under these leases at December 31, 1998 are as follows:


Year Ending
December 31,
------------
  1999 ...................    $15,511,000
  2000 ...................     12,976,000
  2001 ...................     11,154,000
  2002 ...................      9,179,000
  2003 ...................      7,071,000
  Thereafter .............     15,876,000
                              -----------
                              $71,767,000
                              ===========

             Teachers Insurance and Annuity Association of America
                    Condensed Unaudited Financial Statements
    (These condensed unaudited financial statements have been derived from audited financial statements which are available upon request)

                         TIAA Condensed Balance Sheets

                                                                        (in thousands)
                                                                         December 31,
                                                                -----------------------------
                                                                     1999             1998
---------------------------------------------------------------------------------------------
ASSETS
 Bonds ......................................................   $ 75,394,268     $ 69,067,549
 Mortgages ..................................................     21,412,239       20,248,446
 Real Estate ................................................      5,192,229        6,099,403
 Stocks .....................................................      1,247,242        1,257,044
 Other long-term investments ................................      2,116,490        1,513,274
 Cash and short-term investments ............................        410,053          511,966
 Investment income due and accrued ..........................      1,233,604        1,181,140
 Separate account assets ....................................      2,751,054        1,965,047
 Other assets ...............................................        740,252          372,369
                                                                ------------     ------------
                                                  TOTAL ASSETS  $110,497,431     $102,216,238
                                                                ------------     ------------
LIABILITIES, CAPITAL AND CONTINGENCY RESERVES
 Policy and contract reserves ...............................   $ 93,869,708     $ 87,772,711
 Dividends declared for the following year ..................      2,039,605        1,923,463
 Asset Valuation Reserve ....................................      2,637,779        2,454,123
 Interest Maintenance Reserve ...............................      1,110,349          936,641
 Separate account liabilities ...............................      2,751,054        1,965,047
 Other liabilities ..........................................      1,063,508          841,044
                                                                ------------     ------------
                                             TOTAL LIABILITIES   103,472,003       95,893,029
                                                                ------------     ------------
 Capital and paid-in surplus ................................          3,050            2,500
                                                                ------------     ------------
 Contingency reserves:
  For group life insurance ..................................         12,218           11,013
  For investment losses, annuity and insurance mortality, and
    other risks .............................................      7,010,160        6,309,696
                                                                ------------     ------------
                                    TOTAL CONTINGENCY RESERVES     7,022,378        6,320,709
                                                                ------------     ------------
                        TOTAL CAPITAL AND CONTINGENCY RESERVES     7,025,428        6,323,209
                                                                ------------     ------------
           TOTAL LIABILITIES, CAPITAL AND CONTINGENCY RESERVES  $110,497,431     $102,216,238
                                                                ============     ============

             Teachers Insurance and Annuity Association of America TIAA Condensed Unaudited Statements of Operations and
                  Changes in Capital and Contingency Reserves


                                                                          (in thousands)
                                                                  For the Years Ended December 31,
                                                                  --------------------------------
                                                                        1999            1998
-----------------------------------------------------------------------------------------------
INCOME
 Insurance and annuity premiums and deposits ....................   $ 3,087,045     $ 2,957,870
 Transfers from CREF, net .......................................       752,512       1,274,152
 Annuity dividend additions .....................................     2,553,655       2,427,685
 Net investment income ..........................................     7,923,564       7,446,656
 Supplementary contract consideration ...........................       325,704         297,074
                                                                    -----------     -----------
                                                     TOTAL INCOME   $14,642,480     $14,403,437
                                                                    ===========     ===========
DISTRIBUTION OF INCOME
 Policy and contract benefits ...................................   $ 2,653,962     $ 2,413,220
 Dividends ......................................................     4,026,907       3,844,313
 Increase in policy and contract reserves .......................     6,100,240       6,636,704
 Operating expenses .............................................       335,039         327,085
 Transfers to Separate Accounts, net ............................       490,880         487,976
 Federal income taxes ...........................................       (25,213)        (11,854)
 Other, net .....................................................       (11,437)         (4,639)
 Increase in contingency reserves from operations ...............     1,072,102         710,632
                                                                    -----------     -----------
                                     TOTAL DISTRIBUTION OF INCOME   $14,642,480     $14,403,437
                                                                    ===========     ===========
CHANGES IN CAPITAL AND CONTINGENCY RESERVES:
 From operations ................................................   $ 1,072,102     $   710,632
 Net realized capital gain on investments .......................       282,079         394,727
 Net unrealized capital gain (loss) on investments ..............      (112,613)       (171,049)
 Transfer to the Interest Maintenance Reserve ...................      (330,107)       (264,997)
 Transfers to the Asset Valuation Reserve .......................      (183,656)       (115,481)
 Increase in non-admitted assets other than investments .........       (25,586)        (17,829)
 Change in valuation basis of policy reserves ...................            --           8,671
 Stock dividend .................................................          (550)             --
 Contribution to paid-in surplus ................................           550              --
 Other, net .....................................................            --           1,960
                                                                    -----------     -----------
                  NET CHANGE IN CAPITAL AND CONTINGENCY RESERVES        702,219         546,634
           CAPITAL AND CONTINGENCY RESERVES AT BEGINNING OF YEAR      6,323,209       5,776,575
                                                                    -----------     -----------
                 CAPITAL AND CONTINGENCY RESERVES AT END OF YEAR    $ 7,025,428     $ 6,323,209
                                                                    ===========     ===========

             Teachers Insurance and Annuity Association of America
                          Supplemental Information to
                   Condensed Unaudited Financial Statements

Valuation of Investments: Bonds and short-term investments (debt securities with maturities of one year or less at the time of acquisition) not in default are generally stated at amortized cost; medium to highest quality preferred stocks at cost; common stocks at market value; and all other bond, short-term and preferred stock investments at the lower of amortized cost or market value. For loan-backed bonds and structured securities, amortized cost is determined using actual and anticipated cash flows under the prospective method for interest-only securities and under the retrospective method for all other securities. Anticipated prepayments are based on life-to-date payment speeds, using historical cash flows and internal estimates. Mortgages are stated at amortized cost, and directly-owned real estate at depreciated cost (net of encumbrances). Investments in wholly-owned subsidiaries, real estate limited partnerships and securities limited partnerships are stated at TIAA's equity in the net admitted assets of the underlying entities. Policy loans are stated at outstanding principal amounts. Separate account assets are generally stated at market value. Seed money investments in the TIAA-CREF Mutual Funds, TIAA-CREF Institutional Funds, and in new accounts established by College Retirement Equities Fund ("CREF"), a companion organization, are stated at market value. All investments are stated net of any permanent impairments, which are determined on an individual asset basis. Depreciation is generally computed over a 40 year period on the constant yield method for properties acquired prior to 1991, and on the straight-line method for properties acquired thereafter. For properties acquired after 1997, depreciation is generally computed over a 39 year period.

Additional Information:

                                                                   1999               1998
----------------------------------------------------------------------------------------------
 As a percentage of total bond investments:
  Below investment grade bonds ...........................          6%                 6%
 As a percentage of total mortgage investments:
  Total mortgage investments in California ...............         18%                17%
  Total mortgage investments in office buildings .........         39%                39%
  Total mortgage investments in shopping centers .........         29%                32%
 As a percentage of total real estate investments:
  Two states with highest real estate investment .........   California 14%     California 12%
                                                               Florida 12%        Florida 11%
          TOTAL REAL ESTATE INVESTMENTS IN OFFICE BUILDINGS        65%                64%
----------------------------------------------------------------------------------------------

Derivative Positions: TIAA makes limited use of derivatives to reduce interest rate risks and foreign currency risks associated with certain investments. TIAA is exposed to the risk of default of the counterparties, although TIAA does not anticipate non-performance by such counterparties. In order to minimize the risk associated with potential counterparty default, TIAA monitors the credit quality of its counterparties. At December 31, 1999 and 1998, TIAA had outstanding foreign currency swap contracts with a total notional value of approximately $891,159,000 and $654,242,000, respectively, foreign currency forward contracts with a total notional value of approximately $230,259,000 and $179,820,000, respectively, interest rate swap contracts with a total notional value of approximately $388,411,000 and $451,366,000, respectively, and interest rate cap contracts with a total notional value of approximately $137,550,000 and $110,270,000, respectively. At December 31, 1999, TIAA had swap options outstanding with a total notional value of $54,000,000. At December 31, 1998, TIAA had no swap options outstanding.

Appendix A--Management of TIAA

The Trustees and principal executive officers of TIAA, and their principal occupations during the last five years, are as follows:

Trustees

David Alexander, 67.
President Emeritus, Pomona College. Formerly, Trustees' Professor, Pomona College and American Secretary, Rhodes Scholarship Trust.

Marcus Alexis, 68.
Board of Trustees Professor of Economics and Professor of Management and Strategy, J.L. Kellogg Graduate School of Management, Northwestern University.

Willard T. Carleton, 65.
Donald R. Diamond Professor of Finance, College of Business and Public Administration, University of Arizona.

Robert C. Clark, 56.
Dean and Royall Professor of Law, Harvard Law School, Harvard University.

Estelle A. Fishbein, 65.
Vice President and General Counsel, The Johns Hopkins University.

Frederick R. Ford, 63.
Executive Vice President and Treasurer Emeritus, Purdue University. Formerly, Executive Vice President and Treasurer, Purdue University.

Martin J. Gruber, 62.
Nomura Professor of Finance, New York University Stern School of Business. Formerly, Chairman, Department of Finance, New York University Stern School of Business.

Ruth Simms Hamilton, 62.
Professor, Department of Sociology, and Director, African Diaspora Research Project, Michigan State University.

Robert M. O'Neil, 65.
Professor of Law, University of Virginia and Director, The Thomas Jefferson Center for the Protection of Free Expression.

Leonard S. Simon, 63.
Vice Chairman, Charter One Financial Inc. Formerly, Chairman, President and Chief Executive Officer, RCSB Financial, Inc. and Chairman and Chief Executive Officer, The Rochester Community Savings Bank.

Ronald L. Thompson, 50.
Chairman and Chief Executive Officer, Midwest Stamping Co.

Paul R. Tregurtha, 64.
Chairman and Chief Executive Officer, Mormac Marine Group, Inc. and Moran Transportation Company, Inc.; Chairman, Meridian Aggregates, L.P.; Vice Chairman, The Interlake Steamship Company and Lakes Shipping Company.

William H. Waltrip, 62.
Chairman, Technology Solutions Company. Formerly, Chairman and Chief Executive Officer, Bausch & Lomb Inc., and Chairman and Chief Executive Officer, Biggers Brothers, Inc.

Rosalie J. Wolf, 58.
Treasurer and Chief Investment Officer, The Rockefeller Foundation. Formerly, Executive Vice President, Sithe Energies, Inc., and Managing Director--Merchant Banking, Bankers Trust Company.

Officer-Trustees

John H. Biggs, 63.
Chairman, President and Chief Executive Officer, TIAA and CREF.

Martin L. Leibowitz, 63.
Vice Chairman and Chief Investment Officer, TIAA and CREF, since November 1995. Executive Vice President, TIAA and CREF, from June 1995 to November 1995. Formerly, Managing Director --Director of Research and member of the Executive Committee, Salomon Brothers Inc.

Other Officers

Richard J. Adamski, 57.
Vice President and Treasurer, TIAA and CREF.

Richard L. Gibbs, 52.
Executive Vice President, Finance and Planning, TIAA and CREF.

E. Laverne Jones, 50.
Vice President and Corporate Secretary, TIAA and CREF.

Appendix B--Glossary

Accumulation: The total value of your accumulation units in the Real Estate Account.

Accumulation Period: The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

Accumulation Unit: A share of participation in the Real Estate Account for someone in the accumulation period. The Account's accumulation unit value changes daily.

Annuity Unit: A measure used to calculate the amount of annuity payments due a participant.

Beneficiary: Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before the guaranteed period of your annuity ends.

Business Day: Any day the New York Stock Exchange (NYSE) is open for trading. A business day ends at 4 p.m. eastern time, or when trading closes on the NYSE, if earlier.

Calendar Day: Any day of the year. Calendar days end at the same time as business days.

Commuted Value: The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is adjusted for investment gains or losses since the annuity unit value was last calculated.

Eligible Institution: A public or private institution in the United States that is nonproprietary and nonprofit, and whose main purpose is to offer instruction, conduct research, or serve and support education or research, or perform ancillary functions for such institutions.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

General Account: All of TIAA's assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

Income Change Method: The method under which you choose to have your annuity payments revalued. Under the annual income change method, your payments are revalued once each year. Under the monthly income change method, your payments are revalued every month.

Separate Account: An investment account legally separated from the general assets of TIAA, whose income and investment gains and losses are credited to or charged against its own assets, without regard to TIAA's other income, gains or losses.

Valuation Day: Any day the NYSE is open for trading, as well as the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Account are principally traded. Valuation days that aren't business days will end at 4 p.m. eastern time.

Valuation Period: The time from the end of one valuation day to the end of the next.

Appendix C--Description of Certain Properties

Larkspur Courts Apartments--Larkspur, CA

On August 17, 1999, the Account purchased the Larkspur Courts apartment complex located in Larkspur, California (18 miles north of downtown San Francisco) for a purchase price of approximately $52,850,000. Larkspur Courts was built in 1991 and contains 248 one, two and three bedroom units averaging 1,001 square feet in 17 two-story and 10 four-story buildings. The amenities include a recreation club with a fitness center, an outdoor heated pool, 3 spas and a children's playground. It is currently 99% leased, with monthly rents averaging $1,935 per unit. As part of an agreement between the City of Larkspur and the Marin County Housing Authority, 15% or 37 units, are designated as Below Market Rentals (BMR). The BMR rents are adjusted annually in conformity with the percent change in the published median household income level for the area. The market consists of 5,500 units with a vacancy rate of 2%.

Columbus Office Portfolio--Columbus, Ohio

On November 30, 1999, the Account purchased three suburban office buildings, one located in Dublin, Ohio (12 miles northwest of downtown Columbus) and two located in Easton, Ohio (8 miles northeast of downtown Columbus) for a purchase price of approximately $33,650,000.

The Metro South Building, built in 1997, located in the Metro Center Business Park in Dublin, Ohio, contains 90,726 rentable square feet and is situated on
5.30 acres of land with 385 parking spaces. The building is approximately 91% leased to various tenants, with rents averaging $11.47 per square foot. The Metro Business Park contains 1.3 million square feet and presently has a vacancy rate of 5% overall. The BISYS Fund Services Building, built in 1995, and the Vision Service Plan Building, built in 1997, are located in Eaton, Ohio, contain 155,964 and 50,000 rentable square feet, respectively. Both are 100% leased. The BISYS Fund Building, situated on 11.20 acres of land with 829 parking spaces, is leased to various tenants at an average rental rate of $11.29 per square foot. The Vision Plan Building, situated on 4.14 acres with 264 parking spaces is leased 100% to Vision Service Plan at a rental rate of $11.88 per square foot. All three buildings are in the Columbus Suburban office market which contains 22.5 million square feet of office space and has a vacancy rate of 11%.

Konica Photo Imaging Headquarters--Mahwah, New Jersey

On December 21, 1999, the Account purchased the Konica Photo Imaging Headquarters, an office/distribution building in Mahwah, New Jersey, for a purchase price of approximately $17, 000,000. Konica Photo Imaging Headquarters, built in 1999, is located within the Northwest Bergen County submarket in the Ramapo Ridge Corporate Park. The building contains 168,000 rentable square feet, and is situated on 20.26 acres with 306 parking spaces. It is 100% leased to Konica Photo Imaging, Inc. for a term of 15 years at a current rental rate of $9.06 per square foot which increases by 3% every year until year 11. The Northwest Bergen submarket contains approximately 18.6 million square feet of industrial space with a vacancy of 4.6%.


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